UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 10



                   GENERAL FORM FOR REGISTRATION OF SECURITIES
        Under Section 12(b) or (g) of The Securities Exchange Act of 1934



                         GOUNG HEI INVESTMENT CO., LTD.
                         (Name of issuer in its charter)



         Delaware                                               75-2254391
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)


           236 Zen Lin Road, Zen Wu County, Kaohsiung, Taiwan, R.O.C.
           (Address of principal executive offices)       (Zip code)


                    Issuer's telephone number: 8867-372-6088


           Securities to be registered under Section 12(b) of the Act:

           Title of each class                   Name of each exchange on which
           to be so registered                   each class is to be registered

                   none                                      none
         -------------------------               -----------------------------

         -------------------------               -----------------------------

         Securities to be registered under Section 12(g) of the Act:

                                    Common Stock, $.00015 par value

ITEM 1.

                             DESCRIPTION OF BUSINESS

BACKGROUND

         Goung Hei Investment Co., Ltd. ("the Company") was incorporated as Potentialistics, Inc. as a wholly owned subsidiary of Texas American Group, Inc. ("TAG"), a publicly-owned corporation, in Delaware on October 12, 1988 as a "blind pool.". In April of 1989, TAG distributed 1,585,733 shares of its issued and outstanding common stock of the Company to its shareholders pursuant to an effective registration statement on Form S-18. The Company has had no substantial operations or substantial assets since inception. Its business purpose was primarily to seek and acquire or merge with all types of business ventures. At the time of its organization, the authorized capital stock was 50,000,000 shares of common stock (the "Common Stock"), par value $.00001 per share and 10,000,000 shares of preferred stock (the "Preferred Stock"), par value $.00001 per share.

         Since inception, the Company has not engaged in any business activities and the business purpose of the Company is to seek out and obtain an acquisition or merger transaction whereby its stockholders would benefit by owning an interest in a viable enterprise. Since the Company has no operations or significant assets, its principal potential for profits comes solely from operations it would receive in any acquisition or merger transaction. A merger or acquisition transaction with the Company would allow a privately held company to become a publicly held corporation with a broad shareholder base without experiencing the substantial time and filing requirements and financial expenditures imposed by federal and state securities laws.

         The Company sought to effect a merger, exchange of capital stock, asset acquisition or other similar business combination with an operating business. The business objective of the Company was to effect a business combination with a business which the Company believes has significant growth potential. The Company intended to utilize equity in affecting a business combination.

         Prior to the transaction with Goung Hei Investment Co., Ltd., a West Samoa corporation ("Goung Hei") described below, the Company did not engage in any business activities and the business purpose of the Company was primarily to seek out and obtain an acquisition or merger transaction whereby its stockholders would benefit by owning an interest in a viable business enterprise. Since the Company had no operations or significant assets, its principal potential for profits came solely from operations it would receive in an acquisition or merger transaction. A merger or acquisition transaction with the Company would allow a privately held company to become a publicly held corporation with a broad shareholder base without experiencing the substantial time and filing requirements and financial expenditures imposed by federal and state securities laws.

         In connection with the transaction with Goung Hei described below, the Company amended its Articles of Incorporation to (1) effect a reverse split of the Company's issued and outstanding Common Stock on the basis that each 15 shares then outstanding were converted into one share of Common Stock; (2) adjust the par value of the Common Stock to $.00015 per share to reflect the reverse stock split; and (3) change the name of the Company to Goung Hei Investment Co., Ltd.

TRANSACTION WITH GOUNG HEI INVESTMENT CO., LTD.

         In June of 1996, Goung Hei obtained a controlling interest in the Company by acquiring 1,416,667 shares, or approximately 84%, of the then issued and outstanding Common Stock of the Company from Halter Capital Corporation.


         As discussed above, the reason for entering into the transaction with Goung Hei was that the Company sought to obtain an acquisition or merger transaction whereby its shareholders would benefit by owning an interest in a viable business enterprise. Specifically, the Company desired to enter into a transaction with a company that either qualified, or would qualify, for listing on the Nasdaq National or SmallCap Market. Upon analysis of Goung Hei's business plans for the Company (See "--Description of the Business"), it was determined that the Company had specific plans to meet the assets and net worth criteria to be listed on the Nasdaq National or SmallCap Market. For these reasons, the Company believed it could best enhance shareholders' values by consummating the transaction with Goung Hei.

         Goung Hei caused the Company to acquire Qualyserve Construction Co., Ltd. ("Qualyserve"), a privately held company that was incorporated in Taiwan. The Company entered into a share exchange agreement by and among the Company, Qualyserve and certain shareholders of Qualyserve whereby the Company acquired 99.7% of the issued and outstanding common stock of Qualyserve in exchange for an aggregate of 19,846,000 shares of Common Stock. After the consummation of the transaction, the former Qualyserve shareholders owned 96.25% of the Company's common stock and the balance is owned by the remaining shareholders.

RESTRICTIONS ON SHARES HELD BY FORMER SHAREHOLDERS OF QUALYSERVE

         All of the shares of the Company's common stock owned by the former shareholders of Qualyserve are "restricted securities" and under certain circumstances may in the future be sold only in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, among other things, that persons holding restricted securities for a period of two years may each sell in brokerage transactions every three months an amount equal to 1% of the Company' outstanding shares or the weekly reported volume of trading during the four calendar weeks preceding the filing of a notice of proposed sale, whichever is greater. All of the shares held by former Qualyserve shareholders are not eligible for resale pursuant to Rule 144 until June of 1998. No prediction can be made as to the effect, if any, that sales of such shares or the availability of such shares for sale will have on the Company's market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the Company's shares and could also impair the Company's ability to raise capital through the sale of its equity securities.

DESCRIPTION OF THE COMPANY'S CURRENT BUSINESS

General - Manufacturing and Industry of Taiwan.
-----------------------------------------------

         More than any other sector, industry (including manufacturing, mining, construction and utilities) has driven the growth of Taiwan's economy. During the nineties, manufacturing and industry has accounted for approximately 50% of it gross domestic product, produced virtually all of its exports and employs approximately 40% of its workforce. Manufacturing alone contributed approximately 38% of the gross domestic product, the largest single contributor in the entire economy and employs approximately 32% of its workforce.

         Manufacturing is expected to remain Taiwan's primary focus in the near future. While early on, Taiwan had problems with heavy industry as a result of environmental difficulties, stumbling privatization efforts and a lessening of international competitiveness due to increasing costs, such industries as steel have the opportunity for tremendous growth due to the growth in the construction industry (from a 1.3% share of gross domestic product in 1983 to approximately 5% in 1995). This growth is fueled by public sector infrastructure projects.

The Company
-----------

         The following description will refer to the Company's business after its acquisition of Qualyserve. Except where otherwise indicated, all references to share amounts of Common Stock reflect the one for 15 reverse split effected pursuant to the Stock Purchase Agreement.

         General

         In recent decades, tremendous economic growth has in large means ignited an immense flocking of people into urban areas. Since the urban land is limited, it is a necessity to construct tall buildings to allow for the limited area in which the people must occupy. However, Taiwan Island sits on the seismic zone and the steel structure, for its high strength and rigidity, is now commonly applied to the construction of the high-rise buildings. The steel structure, usually in the form of being prefabricated, renders tremendous saving in construction time and speeds up an early realization of capital return. Due to the scarcity of labor, the steel structure, designed and manufactured by automatic processing, presents a powerful competitive edge in the market. Therefore, because of the short supply of domestic land and the broad awareness of environment protection, the steel structure becomes the unique resolution for the building industry.

     Qualyserve Construction Co., Ltd., founded seven years ago, has commanded a high reputation for solid performance. To closely cope with the dramatic changes in the marketing environment, Qualyserve has a well developed prospective operation plan aimed at a variety of expansion projects. Such projects include the TPC's expansion program for TPC to add four new power generation units to the power station, the new erection of a nuclear power plant, and the enlargement of power production capacity in another nuclear power plant. In addition, there are many construction projects for public utilities sponsored by the government, such as the construction of Scientific Park in Tainan City; the APROC Center, RTA, the Second Free Highway, the expansion plans for CKS International Airport and Hsiaokong International Airport, and the building of additional power plants and refuse resource plants.

     Similarly, big strides in the economic development of southeastern Asian countries have witnessed the increasing demand for electricity in which the steel structure is an essence for the construction of power plants. However, in countries like Hongkong, Indonesia, Philippines, Thailand, Malaysia and Vietnam, the steel industry is small in scale, unable to cope with the pace of fast economic development and its production technique is not sufficient enough to undertake the gigantic construction projects. Furthermore, the cost of imported steel is not affordable. The best solution is to cooperate with the constructors or equipment suppliers to create a joint venture in undertaking the foreseeable steel structure business. For Taiwan alone, the productivity available is 700,000 mt of steel structure in 1996; and the demand of steel structure for the refuse resource plants EPA programs for the five years to come is 500,000 mt, plus 400,000 mt for the power plant construction.

     Products. The Company's principal business is to develop and acquire leading steel technologies, including steel construction equipment and strip roil & sheet. The future objective of the Company will be to provide materials for aero-space and computer parts. Goung Hei, through its subsidiary, Qualyserve Construction Co., Ltd., a corporation organized under the laws of Taiwan, Republic of China, is in the business of manufacturing, reprocessing, designing, and marketing steel products and related equipment.

     Customers. The following three customers accounted for the following percentages of the Company's sales in fiscal year 1995: Goung Lee Engineer Co., Ltd. (64.1%); Jou-Da Construction Co., Ltd. (13.75%); and Shung Ding Engineer Co., Ltd. (5.27%). The following three customers accounted for the following percentages of the Company's sales in fiscal year 1994: Chung Yuan Construction Co., Ltd. (36.83%); Goung Lee Engineer Co., Ltd. (32.68%); and G-Yuan Construction Co., Ltd. (7.01%). The loss of any of these customers could have a material adverse effect on the Company.

     Raw Materials and Manufacturing. The materials used in the Company's operations include steel plates, steel materials, rolled sections and built-up sections. The Company is dependent upon outside suppliers for all of its raw material needs and, therefore, is subject to fluctuations in prices of raw materials. In particular, the Company's results of operations are affected significantly by increases in the market prices of steel plate. The Company purchases its raw materials at market-based prices from numerous independent suppliers. Prices of steel plate can be adversely affected by, among other things, the price of iron mine and certain business trends. The Company purchases these materials from various suppliers at market prices and believes that the loss of any one of its suppliers would not have a material adverse effect on the Company's business, financial condition and results of operations.

     Properties. The Company conducts its operations from its main office located at No. 366 Bor-Ay Rd., 8th Floor, Kaohsiung, Taiwan, Republic of China under a three year lease with 14,400 square feet of office space. The production facility is located in Kangshan, Kaohsiung, Taiwan and contains 360,000 square feet.

     Competition.   The  industry  in  which  the  Company  operates  is  highly competitive and includes a large number of both domestic and foreign manufacturers. Certain of the Company's competitors have greater sales volumes and greater financial resources than the Company.

     The Company believes the following factors have enabled the Company to compete effectively: (i) its low cost products that are attractively styled and high quality; (ii) its ability to anticipate new markets and distribution channels for its products; (iii) its continuing effort to improve its products;
(iv) its low cost production  capabilities  and stable,  experienced work force;
(v) its strong commitment to customer service; and (vi) its experienced management team.

     Environmental Laws. The Company believes that there are currently no material costs of compliance with environmental laws.

     Purchasing and Principal Suppliers Although the principal supplier of the Company is China Steel Corp., Kaohsiung, Taiwan, Republic of China, the Company maintains relationships with several principal suppliers due to quality considerations and in order to benefit from the volume purchasing discount of the material casts. Alternative suppliers with acceptable technology and quality have been identified for all critical components.

     Research and Development. The Company's research and development objective and its implementation have ben guided by the Company's growth strategies. The Company is committed to engaging the best available manufacturing technology of the steel industry and also research and development in precious metal. This research is expected to produce additional product offerings, reduce the capital cost of maintenance of equipment and improve efficiency of the production. Research and development is conducted primarily through routine meetings held to solve the problems concerning the quality of the product and the scheduling of projects.

     Employees. The Company currently has 24 employees in its administrative department and 12 employees in its production department on a full time basis. These employees are primarily management and professional staff and are not subject to any collective bargaining units. The relationship between management and employees is considered excellent. The Company firmly believes in labor-management interdependence for prosperity and in harmonious labor relations. The Company continues to adopt the following measures: (i) establishment of multi-channel labor communications, (ii) constantly improving management-labor communications and harmonization, (iii) improvement of the work place environment and (iv) ensure the effectiveness of the grievance and counseling systems.

     The Company's principal offices are located at 236 Zen Lin Road, Zen Wu County, Kaohsiung, Taiwan, R.O.C.

ITEM 2.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

Overview
--------

     Goung Hei Investment Co., Ltd. (the "Company") was originally incorporated as a West Samoa Corporation on April 2, 1996. The Company will set up its Taiwan branch at the end of September, 1996.

     The Company's principal business is to develop and acquire leading steel technologies, including steel construction equipment and strip roil & sheet. The future objective will be capable of providing materials for aero-space and computer parts. The Company currently owns and operates Qualyserve Construction Co., Ltd., Kaohsiung, Taiwan, Republic of China, which forms the initial base for the growth of the Company. Qualyserve Construction Co., Ltd. was incorporated on August 2,1989. It engages in manufacturing, reprocessing, designing and marketing of structure steel products and related equipment.

     The Company's net sales include revenues from construction projects (less return and discount), commission revenue and sales of materials. Construction revenues represent 77% and 75% of the Company's net sales for the years ended
December 31, 1995 and 1994, respectively. As the Company enters into construction contracts or agreements, revenues from such contracts or agreements are accounted for on a percentage of completion method, based upon a ratio of costs incurred to the total estimated costs. Losses are recorded when they are incurred.

     The Company's cost of goods sales include all direct manufacturing costs, consignment process costs, warehousing and freight. Direct manufacturing costs has accounted for a majority of the cost of sales. The Company has expensed a substantial portion of its construction activities, capitalizing only those expenditures that are incurred. Other operating expenses consist of sales and marketing and general and administrative expenses.

     Due to the adoption of percentage of completion method, the Company's operating results do not fluctuate on a quarterly basis. The Company's operating results have been affected mainly by construction depression.

RESULT OF OPERATIONS

     The following table sets forth, as a percentage of net sales, statement of operations data for the periods indicated:


                              Fiscal Year Ended        Six Months Ended June 30
                              December 31
                              1994            1995     1995          1996
Sales Revenue                 100             100      100           100
Cost of Goods Sold            89.78           90.35    90.35         87.63
Gross profit                  10.22           9.65     9.65          12.37
Operation expenses            4.50            3.06     3.06          2.27
Income from operations        5.72            6.60     6.60          10.10
Non-Operating Income          0.13            1.01     1.01          1.65
Non-Operating expenses        (0.87)          (3.17)   (3.17)        (7.08)
Income before income tax      4.98            4.44     4.44          4.66

Provision for income tax      (1.35)          (1.68)   (1.68)        1.17
Net income after tax          3.63            2.75     2.75          3.50


SIX MONTHS ENDED JUNE 30,1995 AND 1996

Net Sales
---------

         Net sales decreased 10%, primarily due to construction depression. In addition, most construction companies settle revenues by the percentage of completion method at the end of year. So estimated Pro forma revenue for six months of 1995 was not reasonable.

Cost of Sales
-------------

         The Company's gross profit as a percentage of net sales increased to 12.37% in the six months ended June 30, 1996 from 9.65% in June 30,1995. The significant change is a result of good control in material and factory overhead costs.

Operating Expense
-----------------

         In comparison to the prior period, general and administrative expenses decreased $102,140. The decreases were primarily due to reduction in the workforce.

FISCAL YEARS ENDED DECEMBER 31, 1994 AND 1995

Net Sales
---------

         In comparison to the prior year, the Company's net sales increased 44%. In general, revenues have increased with the increase in the number of contracts and expanding market of potential customers. The increase in net sales in fiscal 1995 was primary due to recognition of revenues from constrution, which included Thermo-power plant in Taichon, Steel Construction-N.R.S, Parking lots of Marco and Kaohsiung Finance and Tax Building.

Cost of Sales
-------------

         The Company's gross profit, as a percentage of net sales, decreased 9.7% in fiscal 1995 from 10.2% in fiscal 1994. The decrease was primarily due to the increase in consignment processing cost and an increase in material cost such as alternate sources of packaging. These costs increases resulted in lower gross profit.

Operating Expenses
------------------

         In comparison to the prior year, general and administrative expenses increased by $105,000 in fiscal 1995 and increased as a percentage of net sales. This increase was primarily due to the Company's growth.

LIQUIDITY AND CAPITAL RESOURCES

         Since its formation in 1996, the Company has financed its operations primarily through its working capital, proceeds received from the issuance of debt and the sale of stock. The Company's operating activities used cash for operations of $2,925,000 in fiscal 1995 and $3,431,000 in the six month period ended June 30, 1996.

         Accounts receivable increased $859,000 from December 31,1995 to June 30,1996 and inventories decreased $1,470,000 from December 31,1995 to June 30,1996. Accounts receivable have increased due to longer payment terms which have been granted to distributors. The Company believes that these new terms reflect normal practices in the industry. Inventories have decreased due to completion of construction and transferring construction in process out from the inventory account.

         The decrease in trade payables from December 31 ,1995 to June 30,1996 was due to the repayment of certain payables with the proceeds from debt discussed below. Accrued liabilities have increased as a result of increased interest payable.

         In July 1995, the Company completed a $10,980,536 financing with bank of Taiwan, the proceeds of which were used to purchase a land for building a new plant in Pington. Interest and principal are payable quarterly for 32 periods based upon an established formula. This subordinated note bears interest at 8.5%. This term will end on June 21, 2005.

         The Company believes that existing sources of liquidity will satisfy its projected working capital and capital expenditure for at least the next 12 months.

ITEM 3.

                                   PROPERTIES


         Set forth below is certain information with respect to the Company's principal properties. The Company believes that all of these properties are adequately insured, in good condition and suitable for the uses described below.


                                           Approximate Size                  Lease Expiration
Location              Primary Use          (Square Feet)    Owned/Leased     Date
--------              -----------          -------------    ------------     ----
Office located at
Kaohsiung, Taiwan,    Corporate Office      14,400          Lease            December 2000
Republic of China
Plant located at
Kaohsiung, Taiwan,    Manufacturing Plant   360,000         Lease            December 2010
Republic of China

ITEM 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The  following   information  table  sets  forth  certain   information
regarding  the Common Stock owned on July 31, 1996 by (1) any person  (including any "group") who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (2) each director and executive  officer,  and (3) all executive officers and directors as a group.

Name and Address                          Shares Owned           Percentage
----------------                          ------------           ----------

Grand Internation                           6,720,000                56%
Development Corporation

Great Kang Investment                         960,000                 8%

Chi-Kang Lu                                   720,000                 6%

Yen-Jung Chang                                720,000                 6%

Executive Officers and Directors as         1,109,200               9.24%
  a group (8 persons)



                                        9





ITEM 5.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Certain information about the directors and executive officers of the Company is contained in the following table:

Name                       Age             Position
----                       ---             --------

Chun Shin, Wu              46              Chairman and Director

Chi-Kang, Lu               40              President, Chief
                                           Executive Officer and Director

Yen-Jung, Chang            37              Director

Bor-Yang, Hwang            37              Director

Chung-Ching, Yen           38              Director

Hsien-Pao, Lin             61              Director

Jung-Tung, Hsiao           40              Director

Tsung-chun, Chiu           39              Chief Financial Officer

Hsiung, Lu                 73              Director

Juo-lan, Shen              51              Director

Yi-shih, Lin               38              Director

     All directors hold office until the next annual meeting of the shareholders of the Company or until their successors have been elected and qualified.
Officers serve at the discretion of the Board of Directors. Additional information regarding the directors and officers is set forth below.

Chun-Shin  Wu,  Chairman of  Qualyserve  Construction,  has over  fifteen  years experience in marketing and purchasing. Prior to joining Qualyserve Construction
Co.,  Ltd,  he was the  director  of  Ya-Hsin,  Heng-Yao,  Yao-Shen  and Li-Yuan
Industrial Corp. Mr. Wu brings extensive  experience to Qualyserve  Construction
in  marketing  and  purchasing.   Graduated  from  Taiwan  Provincial  Gang-Shan
Agricultural Engineering Vocational School.

Chi-Kang Lu, has extensive experience in planning, operation, control and management of steel structure plant. Prior to joining the Board of Directors of Goung Hei Investment Corp., he continuously worked in Goung Lee Engineering Co.,
Ltd since 1982. He began work as an engineer, promoted to manager of Engineering
Department, Vice President, then to President. When he was Vice President, he assisted Mr. Lu Hsiung to build two steel structure plants in Gang Shan and Zen
Wu. He also brings a variety of experience to Goung Hei Investment Corp., in purchasing and sales of products. Graduated from National Kaohsiung Institute of Marine Technology-Department of Naval Architecture. 1982, Engineer of Goung Lee
Engineering Co., Ltd--in charge of constructing the drilling plate. 1985, manager of the Engineering Department--in charge of steel structure in land.
1988, Vice Chairman of Goung Lee Engineering  Co.,Ltd--assisted  in establishing
Gang-Shan plant. 1993,  President of Goung Lee Engineer  Co.,Ltd--establish  the
Zen-Wu plant.

Yen-Jeng Chang, brings almost fifteen years experience in financial management and plan. Prior to joining Board of Directors of Goung Hei Investment Corp., she was Vice Chairman and Controller of Goung Lee Engineering Co., Ltd since 1982.
Though her experience, she brings expertise to the Company in area of financial management. Graduated from Senior Commercial School. From Graduation to 1982, worked in Financial Department of Ganh-Shan Metal Co.,

                                       10




Ltd. From 1982 to the present, she works for Goung Lee Engineer Co., Ltd as Vice
Chairman-Financial Planning and Control.

Bor-Yan  Hwang,  has  extensive  years  experience in the field of cold rolling.
Prior to joining Board of Directors of Goung Hei Investment Corp., he worked for China Steel Corporation for more than seven years. He also acted as consultant for Cold Rolling Mill Indonesia for three years. Mr. Hwang was also the Vice
President of the Production and Engineering Department in Ornasteel Corporation between 1989 to 1994. He had been leading a team of highly experienced and competent engineers and was directly involved in the formation of Ornasteel
Corporation, Malaysia. At present, Mr. Hwang Bor Yang is leading the management team in Techsu Steel Corporation Sdn. Bhd. June, 1982, obtained Bachelor Degree of Mechanical Engineering from National University of Jiao Tung, Taiwan. 1983 to
1985, China Steel --Engineer of operation and production department. 1983 to 1988, China Steel --Engineer in Indonesia. 1988 to 1989, China Steel --Engineer of new expansion project in China Steel corporation. 1989 to 1994, Ornatube &
Ornasteel--Vice  President in production and Ornasteel  engineering  department.
1994, Techsu Steel-managing director for the company.

Chung-Ching Yen, has fifteen years experience in producing steel structure and processing mechanics. Prior to joining Qualyserve Construction Co., Ltd, he was in charge of production department of Chun-Yuan Steel Industrial Co., Ltd from 1981 to 1990. He has worked as Vice President of Qualyserve Construction Co.,
Ltd since 1990. He brings broad knowledge in variety of industries as well as expertise. Graduated from Kuang-Wu Industrial College. From 1981 to 1990 he was employed by Chun-Yuan Steel Industrial Co.-- in charge of production department.

Hsien-Pao Lin, worked as People  Representative  for over thirty years. Prior to
Board of Director  of Goung Hei  Investment  Corp.,  he was  Kaohsiung  District
Councilman and Taiwan Provincial Councilman. He was also Chief Recorder of Party
Office of Taiwan Provincial  Council and Chief Commissioner in Central Committee
of Chinese  National  Party.  He has also been  awarded  the  Second  Prize from
Ministry  of  Interior.  His  experience  provides  the  Company  with  valuable
experience  in  dealing  with  governmental  agencies.   Graduated  from  Taiwan
Provincial Tai-Nan High School and Shin-Chien Home Economics  College.  Chairman
of  Rural  Councilman  Association.   General  whip  of  Agriculture  &  Fishery
Association.  District  Councilman of Kaohsiung  hsien.  Provincial  councilman.
Chief recorder of party office of Taiwan Provincial Council.  Chief Commissioner in Central Committee.

Jung-Tung Hsiao, has 21 years experience in engineering construction and production of steel structure. Prior to joining the Board of Directors of Goung
Hei Investment Corp , he was Vice President of Goung Lee Engineering Co., Ltd from 1993 to the present. He had held a senior position for 12 years when he worked for Evergreen and Chiang-Kang Industrial Corp. He bring his experience to the Company in Engineering. Graduated from the Water & Soil Maintenance Engineer
Department of Tamkang College of Arts & Science . 1975 to 1982, Chinese Engineer
Consulting  Co.  1982 to  1986,  Chiang  An  Steel  Engineer  Co.  1986 to 1993,
Evergreen Heveen Metal Co. 1993 to 1996, Goung Lee Engineer Co.

Tsung-Chun Chiu, has extensive international experience in project development, venture, and finance. He was special assistant to chairman of Qualyserve
Construction  and vice  president  of  Administrative  Department  in Goung  Lee
Engineering Co., Ltd. between 1995-1996. He worked as financial manager of Sam-Hsia Enterprise Corporation in 1995. He currently is the Vice President and
Chief  Financial  Officer for the Company.  Mr. Chiu studied his Phd degree from
UCLA and he majored in business administration. Through his background he brings to the Company expertise in areas of international finance, planning, control and management. Master Degree of Management Science Engineer from National
University of Jiao Tung, Taiwan. From 1988 to 1994 he was the President of a computer company . During 1995 Sam-Hsia Enterprise Corp--financial manager. 1995 to 1996, Goung Lee Engineer Co., Ltd.- Vice President. August 1996, Goung Hei
Investment Corp.--Vice President & Chief Financial Office.

Hsiung Lu, has twenty years experience in engineering, material purchasing, project planning and plant management. Prior to joining the Board of Directors of Goung Hei Investment Corp., he was President of Goung Lee Engineering Co.,
Ltd from 1978 to 1988.  During that period, he established Goung Lee Engineering
Co., Ltd and set up steel structure plant in Gang Shan. In 1993, he was elected as chairman of Goung Lee. As the chairman of Goung Lee, he built a new steel structure plant in Zen Wu. He has significant management experience in plant and project planning.

                                       11




Administrator   of  China   Engineering   Co.,Ltd--in   charge  of  construction
engineering. Established Goung Lee Co., Ltd. to engage in shipbuilding.

Juo-Lan Shen, has twenty-five years experience in teaching. Prior to joining the Board of Director of Goung Hei Investment Corp., she was elementary school teacher. She also was Director of Womens League and assistant to Taiwan
Provincial  Councilman.  Graduated  from Kaohsiung  Girl's  School.  Director of
Fang-Shan Women's League Teacher of Ta-Tung Elementary School.

Yi-Shih Lin, graduated from Taipei Medical College, majoring in Dentistry. Prior to joining the Board of Director of Goung Hei Investment Corp., he was a dentist. He was also special assistant to Mr. Lin Hsien-Pao, Provincial
Councilman's office.


                                       12





ITEM 6.

                             EXECUTIVE COMPENSATION

         The Company did not pay any compensation to its executive officers or directors during the fiscal year ended December 31, 1995.

Furthermore, there are no plans to pay any officers in excess of $100,000 for the fiscal year 1996.

ITEM 7.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         On July 21, 1995, Mr. Chun-Shin Wu, a member of the Board of Directors of Qualyserve, loaned the Company the principal amount of $97,304.50 to be used as working capital. The loan is without interest and is payable to Qualyserve.
The current balance of the loan as of June 30, 1996 is $93,161.

         On  January  17,  1995,  Mr.  Jung-sheng  Mah, a member of the Board of
Directors of Qualyserve, loaned the Company the principal amount of $186,727 to be used as working capital. The loan was without interest and is payable
Qualyserve. The loan had ben repaid in full by June 30, 1996.

         On March 20, 1995, Mr. Chan-Ching Yen, a member of the Company's Board of Directors of Qualyserve, loaned the Company the principal amount of $12,447 to be used as working capital. The loan is without interest and is payable to Qualyserve. The loan had ben repaid in full by June 30, 1996.

         On July 31, 1995, Mr. Chin-Houg Tsai, a member of the Company's Board of Directors of Qualyserve, loaned the Company the principal amount of $4,363,636 to be used as working capital. The loan is without interest and is payable to Qualyserve. The current balance of the loan as of June 30, 1996 is $101,115.

ITEM 8.

                                LEGAL PROCEEDINGS

         The Company may from time to time defend various claims and legal actions in the ordinary course of its operations. Management believes that there are currently no such claims or actions that will have a material effect on the Company's financial position or results of operations.

ITEM 9.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     The Common Stock was publicly traded in the over-the-counter market and was listed in the "pink sheets" maintained by members of the National Association of Securities Dealers, Inc. from April 1989 through 1990. There were no bids on the Common Stock from that time until June of 1996.

     The Common Stock began trading again on the over-the-counter market maintained by members of the National Association of Securities Dealers, Inc. in June of 1996. Since that date, J. Alexander Securities, the only market maker, reports that it is quoting the stock at $.50 bid,$1.00 offered and no trades have occurred since June of 1996.

ITEM 10.

                     RECENT SALES OF UNREGISTERED SECURITIES

         In June of 1996, the Company acquired 100% of the issued and outstanding shares of common stock of Qualyserve in exchange for an aggregate of 19,846,000 shares of Common Stock issued to the former shareholders of Qualyserve pursuant to a share exchange agreement by and among the Company, Qualyserve and the shareholders of Qualyserve.

         The Company relied on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") in that such transactions did not involve a public offering and were thus exempt from the registration requirements of the Securities

                                       13




Act. Each investor was able to fend for himself in the transaction, and each investor was furnished with information concerning the proposed operations of the Company and had the opportunity to verify the information supplied.

ITEM 11.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is authorized to issue 50,000,000 shares of common stock, par value $.00015 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote at all meetings of shareholders. The By-Laws of the Company prohibit cumulative voting in the election of directors. All shares of Common
Stock are equal to each other with respect to liquidation rights and dividend rights. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive, on a pro rata basis, all assets of the Company remaining after satisfaction of all liabilities. There are no preemptive rights to purchase additional shares of Common Stock.

         Holders of Common Stock are entitled to receive dividends if and when declared by the Board of Directors out of funds legally available therefore.

PREFERRED STOCK

         The Company's Certificate of Incorporation authorize 10,000,000 shares of preferred stock, par value $.00001 per share (the "Preferred Stock"). The
Certificate of Incorporation also provides that Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. The Certificate of Incorporation also grants the Board of Directors the power to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

ANTI-TAKEOVER PROVISIONS

         The  Company's  Certificate  of  Incorporation  and  Section 203 of the
Delaware General Corporation Law (the "DGCL") contain certain provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise more difficult.

         Business Combinations. The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, subject to certain exceptions,
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction, the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner. A
"business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock other than a person who owned such shares on December 23, 1987.

         Indemnification. The Certificate of Incorporation provides that the Company shall advance expenses to and indemnify each director and officer of the Company to the fullest extent permitted by law and will limit the liability of directors to corporations and their stockholders for monetary damages in certain circumstances.

                                       14





ITEM 12.


                INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

         The Certificate of Incorporation of the Company provides for the indemnification of officers, directors, agents and employees of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware ("Delaware Code"). Pursuant to Section 145 of the Delaware Code, the
Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         The above discussion of the Company's Certificate of Incorporation and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such Bylaws and the Delaware Code.

         Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                       15



ITEM 13.

                              FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

     Interim Financial Statements of Goung Hei Investment Co., Inc. (Unaudited)

     F-1 Independent Accountant's Report
     F-2  Consolidated Balance Sheets as of June 30, 1996
     F-4  Consolidated  Statements  of Income for the Six Months  Ended June 30,
          1996
     F-5  Statements of Changes in  Stockholders'  Equity  (Deficit) for the Six
          Months Ended June 30, 1996
     F-6  Consolidated Statement of Cash Flows for the Six Months Ended June 30,
          1996
     F-8  Notes to Financial Statements

     Financial Statements of Qualyserve Construction Co., Ltd.(Audited)

     F-16 Independent Auditors' Report
     F-17 Balance Sheets as of December 31, 1995 and 1994
     F-19 Statements of Income for the Years Ended December 31, 1995 and 1994
     F-20 Statements of Changes in Stockholders'  Equity (Deficit) for the Years
          Ended December 31, 1995 and 1994
     F-21 Statements  of Cash Flows for the Years  Ended  December  31, 1995 and
          1994
     F-23 Notes to Financial Statements
     F-37 Independent Auditors' Report
     F-38 Balance Sheets as of December 31, 1994 and 1993
     F-39 Statements of Income for the Years Ended December 31, 1994 and 1993
     F-40 Statements of Changes in Stockholders'  Equity (Deficit) for the Years
          Ended December 31, 1994 and 1993
     F-41 Statements  of Cash Flows for the Years  Ended  December  31, 1994 and
          1993
     F-43 Notes to Financial Statements

     Financial Statements of Potentialistics, Inc. (Audited)

     F-50 Independent Auditors' Report
     F-51 Balance Sheets as of March 31, 1996 and December 31, 1995 and 1994
     F-52 Statements of Operations for the Three Months Ended March 31, 1996 and for the Years Ended December 31, 1995 and 1994 and for the period
          October 12, 1988 (date of inception) through March 31, 1996
     F-53 Statements of Changes in Shareholders'  Equity (Deficit) for the Three
          Months Ended March 31, 1996 and for the Years Ended December 31, 1995 and 1994 and for the period October 12, 1988 (date of inception) through March 31, 1996
     F-55 Statements of Cash Flows for the Three Months Ended March 31, 1996 and for the Years Ended December 31, 1995 and 1994 and for the period
          October 12, 1988 (date of inception) through March 31, 1996
     F-56 Notes to Financial Statements


                                       16




                        Independent Accountant's Report

To the Stockholders of
GOUNG HEI INVESTMENT CO.,LTD.

We have reviewed the  accompanying  balance sheet of Goung Hei  Investment  CO.,
Ltd. and consolidated  subsidiary  Qualyserve  Construction CO., Ltd. as of June
30.1996 and the related  statements of income,  and cash flows for the year then ended,  in accordance  with  Statements on Standards for  Accounting  and Review
Services issued by the American Institute of Certified Public  Accountants.  All
information  included in these financial statements is the representation of the company'smaangement.  A review  consists  principally  of  inquiries  of company
personnel  and  analytical   procedures   applied  to  financial   data.  It  is
substantially  less in scope than an audit in accordance with generally accepted auditing  standards,  the  objective  of which is the  expression  of an opinion regarding  the financial  statements  taken as a whole.  Accordingly,  we do not express such an opinion on financial statements.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.



----------------------------------
HORWATH  &  COMPANY
Certified   Public   Accountants
A  member  of  Horwath International
Kaohsiung, Taiwan, R.O.C.

 April 15, 1996



                  GOUNG HEI INVESTMENT CO., LTD.AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1996
                        (AMOUNTS EXPRESSED IN US DOLLARS)
                         See Accountant's Review Report)



            A S S E T S                            Amount                  %
  -------------------------------------        --------------          -------
  CURRENT ASSETS
                                                                      82,899.85
  CASH & CASH EQUIVALENTS (NOTE4)               1,231,522.00       4,446,855.00
  NOTES & ACCOUNTS                              8,014,592.00         503,811.00
  RECEIVABLE-NET(NOTE5)                           104,583.00
  OTHER RECEIVABLES                             1,455,708.00       1,202,560.00
  INVENTORIES(NOTE6)                            3,031,512.00       2,026,821.00
  PREPAYMENTS                                      84,410.00         339,773.00
  PLEDGED TIME DEPOSIT(NOTE3)                     536,989.00               0.92
                                               --------------     --------------
     TOTAL CURRENT ASSETS                      14,354,733.00      16,914,388.00
                                               --------------     --------------
  PROPERTY,PLANT &
  EQUIPMENT COST(NOTE7)                        44,696,498.00      11,042,045.00
  LESS: ACCUMULATED                              (557,102.00)             (0.95)
  DEPRECIATION(NOTE7)                               11042045
                                               --------------     --------------
  NET PROPERTIES(NOTE7)                        44,139,396.00              75.42
                                              --------------       1,079,636.00
  OTHER ASSETS                                                       194,277.00
  REFUNDABLE DEPOSITS                              28,257.00               0.05
                                              --------------       1,273,913.00
  TOTAL OTHER ASSETS                               28,257.00               0.04
                                              ---------------
                                                                  29,230,346.00


                                                                  28,978,290.00
                                                                     313,750.00

                                                                  29,292,040.00




       TOTAL ASSETS                            58,522,386.00      58,522,386.00
                                              ===============     =============


  LIABILITIES i                                   Amount                   %
  STOCKHOLDERS EQUIYT
  -------------------------------------        --------------           -------
CURRENT LIABILITIES
  SHORT-TERM LOANS(NOTE8)                       8,289,985.00              14.17
  NOTES & ACCOUNTS PAYABLE                      4,446,855.00               7.60
  ACCRUED EXPENSES                                503,811.00               0.86
  INCOME TAX-PAYABLE                              104,583.00               0.18
  OTHER PAYABLES                                1,202,560.00               2.05
  ADVANCE FROM CUSTOMERS(NOTE10)                2,026,821.00               3.46
  LOUNS DUE IN 1996(LONG-TERM LOANS)              339,773.00               0.58
  OPTTON(NOTE9)
                                               --------------            -------
     TOTAL CURRENT LIABILITIES                 16,914,388.00              28.90
                                               --------------            -------
  LONG-TERM LIABILITIES
  LONG-TERM(NOTE9)                             11,042,045.00              18.87






                                              ---------------            -------
  TOTAL LONG-TERM LIABILITIES                  11,042,045.00              18.87
                                              ---------------            -------
  OTHER LIABILITIES
  GUARANTEE DEPOSIT RECEIVED                    1,079,636.00               1.84

  PAYABLE TO STOCKHOLDERS                         194,277.00               0.33
                                              ---------------            -------
  TOTAL OTHER LIABILITIES                       1,273,913.00               2.18
                                              ---------------            -------
  TOTAL LIABILITIES                            29,230,346.00              49.95
                                              ---------------            -------
  STOCKHOLDERS EQUITY
  CAPITAL STOCK(NOTE11)                        28,978,290.00              49.52
  UNAPPROPRIATED EARNINGS(NOTE12)                 313,750.00               0.54
                                              ---------------            -------
  TOTAL STOCKHOLDERS EQUITY                    29,292,040.00              50.05
                                              ---------------            -------


  TOTAL LIABILITIES &
  STOCKHOLDERS' EQUITY                         58,522,386.00                100






                  GOUNG HEI INVESTMENT CO., LTD.AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                         FOR THE YEAR ENDED JUNE 30,1996
                            (EXPRESSED IN US DOLLARS)
                        (See Accountant's Review Report)


                                                 Amount                 %

  SALES                                        8,973,123             100.06

  LESS: SALES RETURN AND ALLOWANCE                 5,115               0.06

  NET SALES                                    8,968,008             100.00

  COST OF GOODS SOLD                           7,858,543              87.63

  GROSS PROFIT                                 1,109,465              12.37

  OPERATION EXPENSES                             203,382               2.27

  INCOME FROM OPERATIONS                         906,083              10.10

  NON-OPERATING INCOME                           147,534               1.65

  NON-OPERATING EXPENSES                        (635,284)             (7.08)

  INCOME BEFORE INCOME TAX                       418,333               4.66

  PROVISION FOR INCOME TAX(NOTE15)               104,583               1.17

  NET INCOME AFTER INCOME TAX                    313,750               3.50

  Earnings Per share of common stock:               0.03
  Earnings per share(NOTE16)




                         GOUNG HEI INVESTMENT CO., Ltd.
                 STATEMENTS OF CHANGES IN STOCK HOLDERS' EQUITY
                        For the years ended June 30, 1996
                            (Expressed In US Dollars)


                                             RETAINED EARNINGS
                                   ---------------------------------------
                                                   Unappropriated                       Total Stockholders'
                                Legal Surplus         Earnings            Total              Equity
                                -------------       ------------      -------------     -----------------
Balance at APRIL 2,1996      $        -            $      -           $       -          $        -

Combines subsidiazies            124,503.00          783,450.00          907,953.00       13,489,772.00

cash stock                            -              313,750.00          313,750.00          313,750.00

Net income for 1996                   -                   -                   -           15,488,518.00
                                ------------       -------------       -------------     ---------------
Balance at June 30, 1996         124,503.00        1,097,200.00        1,221,703.00       29,292,040.00
                                ============       =============       =============     ===============

                            CAPITAL STOCK ISSUED                CAPITAL SURPLUS                RETAINED
                                                                                               EARNINGS
                          ------------------------   --------------------------------------- -----------------------
                                                      Revaluation       Increment
                                  Amount             on Properties        Other              Total               Legal Surplus
                              --------------         -------------     -------------     --------------          -------------
Balance at APRIL 2,1996      $        -             $     -            $      -           $       -           $        -

Combines subsidiazies          7,236,364.00               -            5,345,455.00        5,345,455.00           124,503.00

cash stock                    15,488,518.00               -                   -                   -                    -

Net income for 1996                   -                   -                   -                   -                    -
                              --------------         --------------    --------------     -------------          --------------
Balance at June 30, 1996      22,724,882.00         $     -            5,345,455.00        5,345,455.00           124,503.00
                              ==============         ==============    ==============     ==============         ==============



        (The accompanying notes are an review of the financial statements with review dated August 6,1996)

                  GOUNG HEI INVESTMENT CO., LTD.AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                        For the years ended June 30, 1996
                            (Expressed In us Dollars)
                        (See Accountant's Review Report)


 Items                                                             1996
 -----                                                             ----

1. Cash flows from operating activities
Net income                                                     313,750.00
adjusted to
    Bad debts                                                  105,429.00
    Depreciation                                               557,102.00
    Increase in notes and accounts                          (8,120,021.00)
    receivable
    Increase in other receivable                            (1,455,708.00)
    Increase in inventories                                 (3,031,512.00)
    Increase in prepayments                                    (84,410.00)
    Increase in notes and accounts                           4,446,855.00
    payable
    Decrease in accrued expenses                               503,811.00
    Increase in income tax payable                             104,583.00
    Increase in other payables                               1,202,560.00
    Increase in advance from customers                       2,026,821.00

    Cash used for operating                                 (3,430,740.00)
    activities

2. Cash flows from investing activities                    (44,696,498.00)
    Acquisitions of properties                                 (28,257.00)
    Increase in refundable deposits                           (536,989.00)
    Increase in pledged time deposit

    Cash used for investing                                (45,261,744.00)
    activities

 Items                                                                1996
3. Cash flows from financing activities

    Borrowing short-term loans                                    8,289,985.00
    Borrowing long-term loans                                    11,381,818.00
    Increase in payable to stockholders                             194,277.00
    current
    Increase in guarantee deposit                                 1,079,636.00
    received
    Issuance of cash stock                                       15,488,815.00
    Consolidated subsidiaries                                    13,489,475.00

    Cash provided by financing                                   49,924,006.00
    activities

4. Net increase in cash and cash                                  1,231,522.00
   equivalents

5. Cash and Cash equivalents at                                          -
    beginning of year

6. Cash and Cash equivalents at end                               1,231,522.00
    of year
                                                                 ==============
7. Supplementary information of cash flows:

   (1) Interest paid (excluding                                     620,482.00
                                                                 ==============
        capitalized interest)
                                                                 ==============
   (2) Income tax paid                                         $         -
                                                                 ==============
   (3) Non-affecting cash flows of
       investing and financing
       activities:
       Long-term Loans due in 1996                                  339,773.00
                                                                 ==============


          (The accompanying notes are an integral part of the finacial statements wth review report dated August 6, 1996)

                         Notes to Financial Statements

JUNE  30, 1996
                (Amounts Expressed In Us Dollars)


 1. Introduction

        Our corporation was originally incorporated under the West Somoa Corporation on April 2, 1996 as Goung Hei Investment Co., Ltd.We have set up its Taiwan branch in August,1996. Our corporation's principal business is to develop and acquire leading steel technologics, including steel construction equipment and strip roil & sheet, The future objective will be capable of providing materials for aero-space and computer parts. We currently owns and operates Qualyserve Construction Co.Ltd., Kanhsiung, Taiwan, Republic of China, Which forms the initial base for the growth of the company. The Qualyserve construction co.,Ltd. was incorporated on August 2,1989. It engages in manufacturing, reprocessing, designing and marketing of structure steel products and related equipment.

 2. SIGNIFICANT ACCOUNTING POLICIES


        The significant accounting policies of the Company, which conform to accounting principles generally accepted in the USA, are summarized as follows:

    (a) CLASSIFICATIONS OF CURRENT AND UNCURRENT ITEMS

        The time period for classifying items as current or long-term is operating cycle (usually about 1-2 years). The threshold for classifying current or long-term items is operation cycle, ranging from one year to two years.

    (b) CASH AND CASH EQUIVALENTS

        For the purposes of the statement of cash flows, all highly liquid debt instruments purchased with a maturity of three months or less are treated as cash equivalents.


    (c) ALLOWANCE FOR DOUBTFUL ACCOUNTS

        The allowance for doubtful accounts are provided according to the judgement of the management, which is sufficient to cover all possible bad debt losses.

    (d) INVENTORIES

        Inventories are costing by each of the construction projects and stated at weighted average cost. At end of the years, the inventories are evaluated at lower of cost or market price (LCM). Construction in process represents net realized value.

    (e) DEFERRED CHARGES

        Deferred charges are amortized by the straight-line method over five years.

    (f) PROPERTIES

        Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method using the guideline service lives prescribed by the government which approximately estimated useful lives. Interests incurred in the period of construction or purchase of fixed assets are capitalized and carried as a cost of fixed assets. Major renewals and betterments are capitalized, while maintenance and repairs are expensed currently. Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income. Then the net gain less applicable income tax is transferred from unappropriated earnings to capital surplus in the current year of sale or disposal.

    (g) LEGAL SURPLUS AND CAPTIAL SURPLUS

        The Articles of Incorporation of the Company provide that 10% of its annual net income should be set aside as legal surplus until the accumulated surplus have equalled the company's paid-in capital. This legal surplus may be used to offset a deficit. Capital surplus shall not be appropriated for uses other than for offsetting of deficit or transferring to contributed capital.

    (h) RECOGNIZED METHOD ON SALE

        The Company recognizes the sales revenue by applying the Completed-Contract Method while the contract will be completed within one year; The other applys the Percentage of Completion Method. Revenues and gains are recognized as most of profit-making processes have been achieved realized or can be realized.

    (i) INCOME TAX

      Income tax is provided based on estimated income tax currently payable. Adjustments of tax liabilities of prior years are added to or deducted from in the current year's tax provision. The Company adopted SFAS 96, "Accounting for Income Tax," which requires the Company to recognize deferred tax liabilities for influences result from taxable temporary differences, to recognize deferred tax assets for influences result from deductably temporary difference, loss deduction and tax deduction, and to estimate allowance by evaluating the possibility of realization of deferred tax assets.

    (j) FOREIGN-CURRENCY TRANSACTIONS

     Foreign-currency transactions are recorded in New Taiwan Dollars at the rate of exchange in effect when the transactions occur. Gains or losses caused by different foreign exchange rates applied when cash in foreign currency is actually converted into New Taiwan dollars, or when the foreign-currency receivables or payables are settled, are charged or credited to non-operating income or expense in the year of actual conversion or settlement. If the rates of exchange fluctuated, the unrealized exchange gain or loss at the date of balance sheets is, also charged to non-operating income or expense.

    (k) PENSION PLAN

        The company adopted SFAS 87 "Accounting for Pensions" which requires the company to recognize accured pension costs. The date of December 31, 1995 is used as the measured date for actuarial purpose. The company disclosed the minimum pension liabilities on balance sheets in December 31, 1995. The company did not set up any pension plan until the year of 1995.

 3. ASSETS MORTGAGED OR PLEDGED

        The following assets have been mortgaged or pledged as collateral's for long-term and short-term loans.

Accounts                                                             6/30/96
-------------------                                             --------------
    Pledged time deposit                                            536,989.00
    Land                                                         32,525,407.00
    Buildings                                                     3,551,437.00
    Notes Receivable                                              1,348,515.00
                                                                --------------
          Total                                                  37,962,348.00
                                                                ==============

 4. CASH AND CASH EQUIVALENTS

          Accounts                                                   6/30/96
    -------------------------                                   --------------
        Cash on hand                                                 6,590.00
        Bank Deposit                                             1,224,932.00
                                                                --------------
          Total                                                  1,231,522.00
                                                                ==============

 5. NOTES AND ACCOUNTS RECEIVABLE-NET

          Accounts                                                  6/30/96
    -------------------------                                   --------------
    Notes receivable                                             4,128,037.00
    Accounts receivable                                          3,991,984.00
                                                                --------------
    Subtotal                                                     8,120,021.00
    Less:Allowance for doubtful
         accounts                                                 (105,429.00)
                                                                --------------
         Net Amount                                              8,014,592.00
 6. INVENTORIES

          Accounts                                                       6.00
    -------------------------                                   --------------
    Materials                                                    1,203,176.00
    Construction in process                                     10,385,499.00
                                                                --------------
    Subtotal                                                    11,588,675.00
    Less: Advance from
          customers                                             (8,557,163.00)
                                                                --------------
    Net of inventories                                           3,031,512.00
                                                                ==============

    Summary of Construction in process:

                                                                                      6/30/96
                                                                 -------------------------------------------------
                                                           Construction in        Advance from
            Items                                             Process               Customers                 Net
 -------------------------------                           ----------------      -------------          ---------------
 Thermo-power plant in Taichon                              7,628,663.00          6,191,867.00           1,436,796.00
 Bureau of Commodity Inspection                               912,972.00            798,992.00             113,980.00
 & Quarantine in Chizi
 Kaohsiung Finance and Tax                                     35,815.00             10,976.00              24,839.00
 Building
 Steel Construction-N.R.S-m.s.s                             1,107,401.00            895,418.00             211,983.00
 Project for CHUNGHWA PICTURE                                 658,182.00            651,939.00               6,243.00
 TUBES, LTD.
 TAL-SH IN TAINUN                                              31,391.00                 -                  31,391.00
 SUN MOVIE CITY                                                11,075.00              7,971.00               3,104.00
                                                           ----------------      -------------          ---------------
       Total                                               10,385,499.00          8,557,163.00           1,828,336.00
                                                           ================      =============          ===============

 7. PROPERTY, PLANT AND EQUIPMENT

            Cost                                                6/30/96
  ------------------------                                  --------------
  Land                                                       32,525,407
  Building                                                    4,246,156
  Machinery and equipment                                       620,889
  Transportation equipment                                      172,665
  Miscellaneous equipment                                       262,405
  Advance payments on equipment                                   5,818
  purchases
  Advance payments on land &                                  4,967,758
  buildings purchases
  Leased property                                             1,895,400
                                                            --------------
       sub-total                                             44,696,498
                                                            --------------
  Accumlated depreciation
  ------------------------
  Building                                                       65,486
  Machinery and equipment                                       200,475
  Transportation equipment                                       70,985
  Miscellaneous equipment                                       126,871
  Leased property                                                93,285
                                                            --------------
        Sub-total                                               557,102
                                                            --------------
    Net                                                      44,139,396
                                                            ==============





 8. SHORT TERM LOANS

                                                   6/30/1996
                                     ----------------------------------
             Items                      Amount                Interest rate
 -------------------------         ----------------         ---------------
  Credit loans                        2,254,545               8.65%-9.85%
  Mortgaged loans                     3,199,634                  9%-12.5%
  Usance loans                        2,835,806               8.50%-10.01%
                                   ----------------         ---------------
  Total                               8,289,985
                                   ================


 9. LONG-TERM LOANS AND Loan-Term Liabilty Due Within One year

                                                                       6/30/96
                                                                   -------------
  Land and Building Mortgage from Bank of Taiwan-
  Koahsiung Branch

  Principal: US$10872727
  Period: June 21,1995 to June 21,2005
  Interest Rate: 8.5% per year,floating
  Payment Agreement: Interest paid monthly;
  principal paid every three months beginning at October 21,1997 and ending at June 21,2005 by thirty two payments.

  Long-term Loans                                                    11,381,818
  Less: due within one year                                            (339,773)
                                                                  --------------
  Net long-term of loans                                             11,042,045
                                                                  ==============

10. ADVANCES FROM CUSTOMERS



                                                     6/30/96
                                      -------------------------------------
                                     Advances from    Construction in
            Items                     Customers          Process          Net
 -------------------------------    -------------       ---------      ---------
  Construction in Chunshi             133,843            53,181          80,662
  Hospital

  Flight stop Construction in       2,252,353           609,185       1,643,168
  CKS airport, Taoyuan Taiwan

  Projects of NRS MSS in              347,211           320,371          26,840
  Malaysia

  Remodeing of Taipei Bridge        1,007,173           943,527          63,646

  Remodeing of Taipei Bridge           40,168            19,959          20,209
  Building Taichung Taiwan

  Parking lot Markro                2,969,758         2,777,462         192,296
  Supermarket in Nehu, Taipei
  Taiwan
                                  -------------       -----------   ------------
       Total                        6,750,506         4,723,685       2,026,821
                                  =============       ===========   ============

11. CAPITAL STOCK

         (1) As of December 31,1995, the amount borrowed from shareholders is US$15,488,815.Qualyserve Construction Co., Ltd.,Kaohsiung hae not paid off this loans.On April 30,1996, the shareholders and Mr.Lu Cui-Kang, the representative of Goung Hei Investment Co.,Ltd.reached the contract that the advances from shareholders was going to be converted to hold the stocks of equivalent value.


         (2) The shareholders of Qualyserve Construction Co., Ltd., Kaohsiung, Taiwan (QCC) has transferred their stockholders equity to Goung Hei Investment Corporation. The amount is US$ 13,489,475.

12. RETAINED EARNINGS

    (1) The Articles of Incorporation of the Company provide that 10% of its annual net income to be set aside as legal surplus until the accumulated reserve equals to the Company's capital stock. This legal surplus may be used to offset the deficit.

   The net income, after setting aside the legal surplus, shall be appropriated according to the results of stockholders meeting.


13. MISCELLANEOUS GAIN

             Items                                          6/30/96
 ------------------------------                        ----------------
  Withhold from payable                                     30,896

  Other                                                     25,574
                                                       ----------------
  Total                                                     56,470
                                                       ================

14. INTEREST EXPENSES

             Items                                         6/30/96
 ------------------------------                        ----------------
  Interest expenses                                        620,482

  Less: Interest capitalized                                    -
                                                       ----------------
  Net                                                      620,482
                                                       ================

15. INCOME TAX

             Items                                         6/30/96
 ------------------------------                        ----------------
  Provision for income tax                                 104,583
                                                       ----------------
  INCOME TAX                                               104,583
                                                       ================

16. EARNING PER SHARE(EPS)

             Items                                         6/30/96
 ------------------------------                        ----------------
  Net income                                               313,750
  Weighted average
  number of shares
  outstanding                                           12,000,000
                                                       ----------------
  EARNINGS PER SHARE                                          0.03
                                                       ================

17. RELATED PARTY TRANSACTIONS

    (A) Titles and relationship of related parties

             Title                          Relationship with the Company
 ------------------------------            ----------------------------------
  Chun-Shin Wu                              President of Board of Directors
                                            of Qualyserve Construction

  Chin-Hong Tsai                            Member of the Board of Directors
                                            of Qualyserve Construction

  Jung-Sheng Mah                            Member of the Board of Directors
                                            of Qualyserve Construction

  Chung-Ching Yen                           Member of the Board of Directors
                                            of Qualyserve Construction

    (B) Transaction with Related
Parties

     Accounts Payable to stockholders current: advance from stockholders, with no interest.


                              Maximum amount               Ending Balance as
  Related Parties            during the June               of June 30, 1996
 -----------------          ----------------              ----------------
  Chun-Shin Wu                  1,517,045                       93,161

  Jung-Sheng Tsai               1,722,996                           -

  Chung-Ching Yen                 395,130                           -

  Chin-Houg Tsai                1,265,038                      101,115

                          Independent Auditor's Report

To the Stockholders
QUALYSERVE CONSTRUCTION CO., LTD.

We have audited the accompanying balance sheets of QUALYSERVE CONSTRUCTION CO., LTD. as of December 31, 1995 and 1994, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our resposibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with USA's generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the fianacial statements are free of material misstatements . An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QUALYSERVE CONSTRUCTION CO., LTD. as of December 31, 1995 and 1995 and 1994 and the results of its operations and its cash flows for the years then ended, in conformity with USA's generally accepted accounting principles.



----------------------------------
 HORWATH  &  COMPANY
 Certified   Public   Accountants
 A  member  of  Horwath
 International Kaohsiung, Taiwan, R.O.C.

 April 15, 1996

                        QUALYSERVE CONSTRUCTION Co., Ltd.
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
                       (Expressed In United State Dollars)

                                                  1995                                 1994
                                             --------------      -------         --------------        -------
            A S S E T S                         Amount              %                 Amount              %
  -------------------------------------      --------------      -------         --------------        -------
  CURRENT ASSETS
  Cash and cash equivalents (Notes 2 and 4)     235,764            0.42             437,091.89           6.80

  NOtes and accounts receivable-Net           8,403,454           14.91           4,221,168.83          65.70
     (Notes 2 and 5)
  Other receivable                              210,208            0.37              28,623.29           0.45
  Inventories (Notes 2 and 6)                 4,501,302            7.98             157,426.04           2.45
  Prepayments                                   130,518            0.23              20,611.78           0.32
  Pledged bank deposit(Notes 3)                 171,246            0.30                      -              -
                                            --------------       -------         --------------        -------
     Total Current Assets                    13,652,491           24.22           4,864,921.83          75.72
                                            --------------       -------         --------------        -------
PROPERTY, PLANT AND EQUIPMENT

  Cost                                       43,115,781           76.45           1,815,533.35          28.26
  Less:Accumulated depreciation                (412,933)          (0.73)           (288,763.90)         (4.49)

                                            --------------       -------         --------------        -------

      Net Properties (Notes 2 and 7)         42,702,848           75.72           1,526,769.45          23.76
                                            --------------       -------         --------------        -------
INTANGIBLE ASSETS
  Deferred pension cost                          10,746            0.02           $      -             $ -
                                            --------------       -------         --------------        -------
     Total Intangible Assets                     10,746            0.02           $      -             $ -
                                            --------------       -------         --------------        -------
OTHER ASSETS
  Refundable deposits                            31,766            0.06              33,009.56           0.51
  Deferred charges                                   -               -                  120.65           0.01
                                            ---------------      -------        ---------------        -------
     Total Other Assets                          31,766            0.06              33,130.21           0.52
                                            ---------------      -------        ---------------        -------


       TOTAL ASSETS                          56,397,851          100.00           6,424,821.49         100.00
                                            ===============      =======        ===============        =======


                                                  1995                                 1994
                                             --------------       -------         --------------       -------
  LIABILITIES AND STOCKHOLDERS' EQUITY           Amount              %                 Amount             %
  -------------------------------------      --------------       -------         --------------       -------
CURRENT LIABILITIES
  Short-term loans(Note 8)                    6,628,544.95        11.75             921,904.76         14.35
  Notes and accounts payable                  5,667,790.41        10.05           1,768,916.11         27.53
  Accrued expenses                              176,198.49         0.31             189,177.30          2.94
  Income tax payable                            252,552.11         0.45             150,005.87          2.33
  Other payables                                274,473.74         0.48                      -             -
  Advance from customers (Note 10)            2,051,043.45         3.64             999,142.59         15.55
  Long-term loans-current
    portion (Note 9)                            343,141.76         0.61                      -             -
                                            ---------------       -------         --------------       -------
     Total Current Liabilities               15,393,744.91        27.28           4,029,146.63         62.71
                                            ---------------       -------         --------------       -------
LONGioTERM LIABILITIES
  Longioterm loans (Note 9)                  10,637,394.42        18.86                $i@i@io             -
                                            ---------------       -------         --------------       -------
     Total Longterm Liabilities              10,637,394.42        18.86                $i@i@io             -
                                            ---------------       -------         --------------       -------



OTHER LIABILITIES
  Guarantee deposit received                  1,090,341.54         1.93                $i@i@io             -
  Payable to stockholders current
   (Note 18)                                 15,642,095.04        27.75                      -             -
  Pension liability (Note 2.11)                  10,745.50         0.03                      -             -
                                            ---------------       -------         --------------       -------
     Total Other Liabilities                 16,743,182.08        29.71                $i@i@io             -
                                            ---------------       -------         --------------       -------


     Total Liabilities                       42,774,321.41        75.84           4,029,146.63          62.71
                                            ---------------       -------         --------------       -------

STOCKHOLDERS' EQUITY
  Capital stock;$10 par value (Note 12)       7,329,321.99        13.00           1,940,758.94         30.21
  Capital surplus(Note 2)                     5,388,563.05         9.55                      -          0.00
  Legal Surplus(Note 2)                          38,819.74         0.07                 242.76          0.00
  Unappropriated earnings(Note 13)              897,855.57         1.59             385,769.75          6.00
  Equity adjustment on translation (Note 2)     (31,030.93)                          68,903.41
                                            ---------------       -------        ---------------       -------
     Total Stockholders' Equity              13,623,529.42        24.21           2,395,674.86         36.22
                                            ---------------       -------        ---------------       -------
       TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                  56,397,850.83       100.06           6,424,898.93         98.93


                        QUALYSERVE CONSTRUCTION Co., Ltd.
                              STATEMENTS OF INCOME
                 For the years ended December 31, 1995 and 1994
                       (Expressed In United State Dollars)


                                               1995                               1994
                                     ------------------------           ------------------------
                                       Amount             %               Amount             %
                                   --------------      --------       --------------     --------
Sales Revenue (Note 2)             $19,986,136.09        100.00       $11,246,701.12       100.00

Cost of Goods Sold                  18,056,859.50         90.35        10,097,015.13        89.78
                                   --------------      --------       --------------      --------
Gross profit                         1,929,276.59          9.65         1,149,685.99        10.22

Operation expenses                     611,042.63          3.06           506,113.79         4.50
                                   --------------      --------       --------------      --------
Income from operations               1,318,233.96          6.60           643,572.20         5.72

Non-operating income                   202,299.48          1.01            14,440.70         0.13

Non-operating expenses                (633,296.22)        (3.17)          (98,248.61)       (0.87)
                                   --------------      --------       --------------      --------
Income before income tax               887,237.22          4.44           559,764.29         4.98

Provision for income tax              (336,574.42)        (1.68)         (151,802.69)       (1.35)
   (Note 12)
                                   --------------      --------       --------------      --------
Net income after tax                  $550,662.80          2.75          $407,961.60         3.63
                                   ==============      ========       ==============      ========
Earnings per share of common stock:

Earnings per share (Notes 17)               $0.09                              $0.08
                                   ==============                     ==============

     The accompanying notes are an integral part of the financial statements
                  (with auditor's report dated April 15, 1996)

                        QUALYSERVE CONSTRUCTION Co., Ltd.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the years ended December 31,1995 and 1994
                       (Expressed In United State Dollars)


                                  CAPITAL STOCK ISSUED            CAPITAL SURPLUS
                               ------------------------- ---------------------------
                                                        Revaluation   Increment
                                  Shares        Amount on Properties   Other       Total
                               -----------   ----------- -------  ------------- -----------
Balance at December 31,1993   5,200,000.00  1,940,758.94   $ -     $      -      $     -

Net income for 1994
Effect of Foreign Currency
Translation Changes
                               -----------   ----------- -------  ------------- -----------
Balance at December 31,1994   5,200,000.00  1,940,758.94   $ -     $      -      $     -

Cash stock                   14,700,000.00  5,388,563.05     -     5,388,563.05 5,388,563.05
Legal surplus divided                -             -         -            -            -
Net income for 1995                  -             -         -            -            -
Effect of Foreign Currency
Translation Changes
                              -------------  ----------- ------- -------------  -----------
Balance at December 31,1995  19,900,000.00  7,329,322.00   $ -     5,388,563.00 5,388,563.00
                              =============  =========== ======= =============  ===========

                                        RETAINED EARNINGS
                              ----------------------------------------
                                             Unappropriated              Equity Adjustment   Total Stockholder's
                               Legal Surplus   Earnings       Total       on Translation            Equity
                              -------------- -------------- ----------  -----------------    -------------------
Balance at December 31,1993       $242.76     ($22,191.85)  ($21,949.09)     $39,733.12         $1,958,542.97

Net income for 1994                            407,961.60    407,961.60           -                407,961.60
Effect of Foreign Currency                                                    29,170.29             29,170.29
Translation Changes
                              -------------- -------------- ----------  -----------------    -------------------
Balance at December 31,1994       $242.76     $385,769.75   $386,012.51      $68,903.41         $2,395,674.86

Cash stock                          -               -             -               -             10,777,126.10
Legal surplus divided           38,576.98      (38,576.98)        -               -                     -
Net income for 1995                 -          550,662.80    550,662.80           -                     -
Effect of Foreign Currency                                                   (99,934.34)           (99,934.34)
Translation Changes
                              -------------- -------------- ----------  -----------------    -------------------
Balance at December 31,1995    $38,819.74     $897,855.57   $936,675.31     ($31,030.93)       $13,623,529.42

     The accompanying notes are an integral part of the financial statements
                   (with auditor's report dated April 15,1996)

                        QUALYSERVE CONSTRUCTION Co., Ltd.
                            STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 1995 and 1994
                       (Expressed In United State Dollars)


 Items                                               1995               1994
----------------------------------------        --------------    --------------
1. Cash flows from operating activities
Net income                                       $550,662.80        $407,961.60
Adjustments to Reconcil Net Income to
Net Cash used in Operating Activities:
    Bad debts                                      69,822.14          39,048.38
    Depreciation                                  138,496.30          81,349.73
    Amortization                                      117.99           3,184.98
    (Gain) or loss on disposal of fixed assets        609.99              -
    Increase in Notes and Accounts receivable  (4,249,284.90)     (3,273,852.03)
    Increase in other receivable                 (181,584.68)        (22,704.81)
    Decrease(Increase) in inventories          (4,343,875.58)      5,789,944.62
    Decrease(Increase) in Prepayments            (109,905.81)        113,008.77
    Increase in notes and accounts payable      3,898,874.30          64,875.43
    Decrease in accrued expenses                  (12,978.81)         44,777.82
    Increase in income tax payable                102,546.24         145,936.67
    Increase in other payables                    274,473.74              -
    Increase in advance from customers          1,051,990.86      (3,355,929.87)
    Foreign exchange gain (loss)                 (114,313.70)         34,104.64
                                               --------------     --------------
    Cash outflows from operating activities   ($2,924,349.12)        $71,705.93
                                              --------------      --------------
2. Cash flows from investing activities
    Acquisitions of fixed assets             ($41,301,228.82)    ($1,083,985.94)
    Increase in refundable deposits                (1,243.12)           (620.38)
    Increase in pledged bank deposit             (171,245.80)             -
                                              --------------      --------------
    Cash provided (Used) by investing        ($41,473,717.74)    ($1,084,606.32)
    activities
                                              --------------      --------------

                                                   1995                 1994
                                              --------------       -------------
3. Cash flows from financing activities
----------------------------------------
    Borrowing short-term loans                $5,706,640.19         $360,527.52
    Borrowing long-term loans                 10,980,536.18               -
    Increase in payable to stockholders       15,642,095.04               -
    current
    Increase in guarantee deposit              1,090,341.54               -
    received
    Issuance of cash stock                    10,777,126.10               -
                                             --------------       --------------
    Cash provided (Used) by financing        $44,196,739.05         $360,527.52
    activities
                                             --------------       --------------
4. Net increase (Decrease) in cash             ($201,327.81)       ($652,372.87)
    and cash equivalents

5. Cash and Cash equivalents at                  437,091.89        1,089,464.76
    beginning of year
                                             --------------       --------------
6. Cash and Cash equivalents at end of year     $235,764.08         $437,091.89
                                             ==============       ==============
7. Supplementary information of cash flows:

   (1) Interest paid (excluding                 $484,385.19         $102,524.00
        capitalized interest)
                                             ==============       ==============
   (2) Income tax paid                          $226,651.46           $6,959.67
                                             ==============       ==============
   (3) Non-affecting cash flows of
       investing and financing
       activities:
       Current protion of long-term
       loans.                                    341,886.21           $   -
                                             ==============       ==============


     The accompanying notes are an integral part of the finacial statements
                  (with auditor's report dated April 15, 1996)

                        QIALYSERVE CONSTRUCTION Co., Ltd.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                   (Amounts Expressed In United State Dollars,
                         Except Where Otherwise Stated)


 1. GENERAL & ORGANIZATION

     Qualyserve Construction Co., Ltd. (the Company) was incorporated on August 2, 1989. The Company is engaged in manufacture, reporocess, design and Sale of all Kinds of industrial construction and equipments.

 2. SIGNIFICANT ACCOUNTING POLICIES

     The  significant  accounting  policies  of the  Company,  which  conform to
accounting   principles  generally  accepted  in  the  Republic  of  China,  are summarized as follows:

(a) CLASSIFICATIONS OF CURRENT AND UNCURRENT ITEMS

     The time period for classifying items as current or long-term is operating cycle (usually about 1-2 years).

(b) CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

(c) ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts are provided according to the judgement of the management, which is sufficient to cover all possible bad debt losses.

(d) INVENTORIES

     Inventories are costing by each of the construction projects and stated at weighted average cost.

     At end of the years, the inventories are evaluated at lower of cost or market price (LCM).

     Construction in process represents net value.

     advance from customers.

(e) DEFERRED CHARGES

Deferred charges are amortized by the straight-line method over five years.

(f) PROPERTIES

     Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on the straight line method using the guideline service lives prescribed by the government which approximatcly estimated useful lives.

     Interests incurred in the period of construction or purchase of fixed assets are capitalized and carried as a cost of fixed assets.

     Major renewals and betterments are capitalized, while maintenance and repairs are expensed currently.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income. Then the net gain less applicable income tax is transferred from unappropriated earnings to capital surplus in the current year of sale of disposal.

(g) LEGAL SURPLUS AND CAPTIAL SURPLUS

     The Articles of Incorporation of the Company provide that 10% of its annual net income should be set aside as legal surplus until the accumulated surplus have equalled the company's paid-in capital. This legal surplus may be used to offset a deficit. Capital surplus shall not be appropriated for uses other than for offsetting of deficit or transferring to contributed capital.

(h) RECOGNITION METHOD OF SALE

     The Company recognizes the sales revenue by applying the Completed-Contract Method while the contract will be completed within one year; The other by applying the Percentage of Completion Method.

     Revenues and gains are recognized as most of profit-making processes have been achieved realized or can be realized.

 2. SIGNIFICANT ACCOUNTING POLICIES

(i) INCOME TAX

     The Company adopted SFAS 96, "Accounting for Income Tax," which requires the Company to recognize deferred tax liabilities for influences result from taxably temporary differences, to recognize deferred tax assets for influences result from dieductably temporary difference, loss deduction and tax deduction, and to estimate allowance by evaluating the realizability of deferred tax assets.

(j) PENSION PLAN

     The company adopted SFAS 87 "Accounting for Pensions" which requires the Company to recognize accured pension costs. The date of December 31, 1995 is used as the measured date for actuarial purpose. The Company disclosed the minimum pension liabilities on balance sheet of December 31, 1995. The company did not set up any pension plan until the year of 1995.

(k) THE EQUITY ADJUSTMENT ON TRANSLATION OF FOREIGN SURRENC

     Foreign currency financial report translation based on FASB Article No.52. All the assets and debts are all followed the exchange rate on the date of balance sheets. The equity of stockhialer's includes the initial retained earnings according to the balance of the last final preiod and carry forward. The rest woll be exchanged by the historical raate. The dividend will be calculated by the rate of declare day. Futhermore, the item of profit and loss will follow the rate of weighted average at that period. About the exchange balance atter calculation, it will be losted in the equirt adjustment in translation of foreign currency in order to be the adjustment item for the stockhilder equity.

 3. ASSETS MORTGAGED OR PLEDGED

        The following assets have been mortgaged or pledged as collaterals for long-term and short-term loans.

                                                  December 31,
                                        ----------------------------------
          Accounts                           1995                 1994
    -------------------------           ---------------     --------------
    Pledged time deposit               $   171,245.80       $         -
    Land                                32,018,313.73                 -
    Buildings                            3,586,651.49                 -
    Notes Receivable                     1,607,986.71            439,878.28
                                        --------------       -------------
          Total                        $37,384,197.73       $    439,878.28
                                        ==============       =============


 4. CASH AND CASH EQUIVALENTS

                                                       December 31
                                         -------------------------------------
          Accounts                           1995                    1994
    -------------------------            -------------          --------------
        Cash on hand                       $7,712.08               $5,998.32
        Bank Deposit                      228,052.00              431,093.57
                                         -------------          --------------
          Total                          $235,764.08           $  437,091.89
                                         =============          ==============

 5. NOTES AND ACCOUNTS RECEIVABLE-NET

                                                      December 31,
                                         ---------------------------------------
          Accounts                              1995                    1994
    -------------------------            -----------------        --------------
    Notes receivable                      $3,102,668.45           $  730,008.64
    Accounts receivable                    5,407,259.24            3,530,634.15
                                         -----------------        --------------
    Subtotal                              $8,509,927.69           $4,260,642.79
    Less:Allowance for doubtful
         accounts                         (106,474.04)               (39,473.96)
                                         -----------------        --------------
         Net Amount                      $8,403,453.65            $4,221,168.83
                                         =================        ==============


 6. INVENTORIES

                                                 December 31, 1996
                                         --------------------------------
          Accounts                            1995               1994
    -------------------------            -------------     --------------
    Materials                           $ 2,586,442.09      $        -
    Construction in progress             13,540,785.02          402,462.37
                                        --------------     --------------
    Subtotal                            $16,127,227.11      $   402,462.37
    Less: Advance from customers        (11,625,925.49)        (245,036.33)
                                        --------------     --------------
    Net of inventories                  $ 4,501,301.62      $   157,426.04
                                        ==============     ==============

    Summary of Constructions in progress:

                                                                December 31, 1995
                                            ----------------------------------------------------
            Items                             Construction in      Advance from       Net
                                                 Progress           Customers
 -------------------------------            ----------------      -------------- ---------------
 Thermo-power plant in Taichon               $7,475,508.45        $6,253,262.43  $1,222,246.02
 Bureau of Commodity Inspection
   & Quarantine in Chizi                        717,786.15           608,867.46     108,918.69

 Remodeling of Taipei Bridge                    929,223.58           925,932.72       3,290.86
 Kaohsiung Finance and Tax                       26,341.83            11,084.91      15,256.92
 Building
 Steel Construction-N.R.S-m.s.s               1,037,730.11           752,919.57     284,810.54
 Parking lot-Wanklong Supermarket in Nehu     2,705,489.72         2,666,674.29      38,815.43
 Project for CHUNGHWA PICTURE TUBES, LTD.       628,547.78           407,184.11     221,363.67
 Remolding of stairs in kingsa Building          20,157.40                -          20,157.40
                                             -----------------    -------------- ---------------
       Total                                $13,540,785.40       $11,625,925.49  $1,914,859.53
                                             =================    ==============  =============


                                                       December 31, 1994
                                      ------------------------------------------------------
                                      Construction in      Advance from
            Items                        Progress           Customers             Net
--------------------------------     ----------------    ----------------    ---------------
 Door-shapped lift-Valmet              $357,789.06          $245,036.33       $112,752.73
 pillar for Bureau of Commodity
     inspection & Quarantine             44,673.31                -             44,673.31

                                     ----------------     ----------------   ---------------
       Total                           $402,462.37          $245,036.33       $157,426.04
                                     ================     ================   ===============

 7. RPOPERTY, PLANT AND EQUIPMENT


            Cost                                     1995              1994
------------------------------                 ---------------    --------------
  Land                                         $32,018,313.73   $         -
  Buildings                                      3,586,651.49             -
  Machinery and equipment                          993,048.44        461,715.45
  Transportation equipment                         206,888.54        102,240.73
  Miscellaneous equipment                          265,006.76        186,695.07
  Advance payments on equipment                      6,208.85             -
  purchases
  Advance Payments on Land and                   6,039,663.64      1,064,882.10
  Buildings Purchases
                                              ----------------    --------------
        Sub-total                              $43,115,781.45   $  1,815,533.35
                                              ----------------    --------------
  Accumlated depreciation
------------------------
  Buildings                                    $    32,023.69   $         -
  Machinery and equipment                          188,076.20        129,711.89
  Transportation equipment                          78,908.70         67,048.76
  Miscellaneous equipment                          113,924.68         92,003.25
                                              ----------------    --------------
        Sub-total                                  412,933.27        288,763.90
                                              ----------------    --------------

    Net                                        $42,702,848.18   $  1,526,769.45
                                              ================    ==============


 8.SHORT-TERM LOANS

          Items                        Amount           Interest rate
          -----                        ------           -------------
  Credit loans                     $2,378,338.82         8.65%-9.85%
  Mortgaged loans                   1,417,334.50         4.25%-9.25%
  Usance loans                      2,832,871.63        8.50%-10.01%

          Total                    $6,628,544.95
                                   =============

                                           December 31, 1994
                                 ------------------------------------
          Items                       Amount            Interest rate
  ------------------------       ---------------       --------------
  Credit loans                     $571,428.57              8.75%
  Mortgaged loans                   350,476.19              9.00%

          Total                    $921,904.76
                                 ===============


 9.LONG-TERM LOANS AND CURRENT PORTIONS OF LONG-TERM LOANS

                                                         December 31,
                                             -----------------------------------
                                                  1995                  1994
                                             ---------------        ------------
Taiwan Bank Kangshan  Branch,
Land and Building  Mortgaged
Loan;  Principal $  299,000,000 ,
Loan Period Jun 21, 1995-
Jun 21,2005.  Payments of
interest are to be made each month.
From Oct.21,1997 to Jun
21,2005, devide 32 periods
 (3month per period), payments
of principal are to be made
each period.
The floating interest rate for
Dec 31,1995 is 8.5%                          $10,980,536.18           $   -
Less: Long-term loans-current
      Portion                                   (343,141.76)              -
                                             ---------------        ------------
  Long-term Loans:                           $10,637,394.42           $   -
                                             ===============        ============

10. ADVANCES FROM CUSTOMERS

                                                       December 31, 1995
                                           ------------------------------------------
                                            Construction in  Advances from
            Items                              Progress       Customers      Net
 -------------------------------           --------------  -----------  -------------
 Construction in Chunshi Hospital              135,170.62    53,707.93     81,462.69
 Flight stop Construction in CKS airport     2,274,686.42   332,212.27  1,942,474.15
 Poject in malaysia                         350.00,653.91   323,547.30     27,106.61
                                           --------------  -----------  -------------
       Total                                $2,760,510.95  $709,467.50 $2,051,043.45
                                           ==============  ===========  =============

                                                      December 31, 1994
                                          -------------------------------------------
                                         Construction in   Advances from
            Items                           Progress         Customers        Net
 -------------------------------          ---------------  -----------  -------------
 Thermo-power plantin Taichon               $6,560,460.82  $5,508,559.96  $999,142.59


11. PENSION
Based on SFAS 87, the following should be disclosed :

A.  Retirement Plan

     a.The retirement plan is applied to all eligible full-time employees.

     b.Calculation of pension paid is summaried as follows:

     * 2 points of pension are earned annually while 1 point of pension is earned every year for employees with 15 years or more of qualified service.
     * The last service year, if it reaches 6 months or longer, is computed as one year, otherwise as half year. The maximum pension points can be earned are 45.
     * Payment of pension is based on the years of qualified service and the averaged amount of 6 month salaries right before retirement.

B. Bared on SFAS 87, as of year 1995, the company recognized accrued pension costs by useing the date of Dec. 31 1995 as the measured date for actuarial purpose. The recognized amount is $10,745.50 of deferred peusion costs and pension obligation on balance sheet of Dec 31,1995.

12. CAPITAL STOCK

    Date            Description      Increase Capital     Total Capital
  -----------      --------------    ----------------    ---------------
  Aug 1989          Set up            $      -            $ 206,896.55
  Nov 1990          Cash Stock          722,900.45          929,797.00
  Jan 1991          Cash Stock          295,061.41        1,224,858.41
  Aug 1991          Cash Stock          715,900.53        1,940,758.94
  Dec 1995          Cash Stock        5,388,563.05        7,329,321.99

      Par Value $10, authorized 19,900,000 shares, issued 19,900,000 shares in Dec.31,1995 and 5,200,000 shares in Dec.31,1994.


RETAINED EARNINGS

(1) The Articles of Incorporation of the Company provide that 10% its annual net income should be set aside as legal surplus until the accumulated reserve has equalled the Company's capital stock. This legal surplus may be used to offset deficit.

The annual net income after setting aside the legal surplus

14.MISCELLANEOUS GAIN


          Items                     1995           1994
    -------------------------    -----------    -----------
    Sale of scrap               $ 16,556.43      12,616.87
    Withhold from payable        155,430.85           -
    Other                          2,100.67           2.46
                                 -----------    -----------
       Total                    $174,087.95     $12,619.33
                                 ===========    ===========


15. INTEREST EXPENSES

          Items                          1995              1994
    -------------------------       ---------------    --------------
    Interest expenses                $692,701.23         $9,824.89
    Less: Interest capitalized       (111,886.12)            -
                                    ---------------    --------------
       Net                           $580,815.11         $9,824.89
                                    ===============    ==============

16. INCOME TAX

          Items                                     1995               1994
    -------------------------                 ---------------    --------------
    Provision for income tax                    $333,069.86        $151,802.69
    plus: Demand payments of tax arrears           3,504.56              -
                                              ---------------    --------------
       INCOME TAX                               $336,574.42        $151,802.69
                                              ===============    ==============

(1) Differences between Provision for tax on financial statements and tax payable on income tax return:

          Items                                   1995                  1994
    ----------------------------             --------------        -------------
    Tax based on Income before tax            $221,435.34           $139,562.78
    Permanent differences:                       7,449.18              9,762.10
    Over-declared bad debts                     97,460.66                 -
    Decrease in interest expense                 6,724.68              2,477.81
    Other
                                             --------------        -------------
    Income tax for Current period             $333,069.86           $151,802.69
                                             ==============        =============


17.EARNINGS PER SHARE (EPS)

          Items                                         1995            1994
    ---------------------                          --------------   ------------
    Net income                                       $550,662.80    $407,961.60
    Weighted average number of
     shares outstanding                                6,425,000      5,200,000
                                                   --------------   ------------
    EARNINGS PER SHARE                                     $0.09          $0.08
                                                   ==============   ============

      Weighted average number of shares Outstanding in 1995:
      $ 5,200,000+ 14,700,000 *1/12 = 6,425,000 (shares)

18. RELATED PARTY TRANSACTIONS

    (a) Title and relationship of related parties

       Title                         Relationship with the Company
 -------------------------           ---------------------------------
  Wu, Chun-Shin                      President of the Board of Directors

  Tsai, Chih-Hong                    Member of the Board of Directors

  Mah, Jung-Sheng                    Member of the Board of Directors

  Yen, Chung-Ching                   Member of the Board of Directors

  Chan, Chien-Hue                    Former President of the Board of Directors


(b)  Transaction with Related Parties

     (1) Payable to stockholders current: advance from stockholders, with no interest.


Related Partles        Maximum amount during the Year      Balance at Year end
-------------------    ------------------------------    -----------------------
Wu, Chun-Shin               $ 6,856,223.75                   $ 6,307,376.33

Tsai, Chih-Houg               4,390,779.36                     4,390,779.36

Mah, Jung-Sheng               9,730,352.36                     3,690,703.62

Yen, Chung-Ching              3,600,943.76                     1,253,235.73

Chan, Chien-Hue               1,110,049.76                            -

19. Contigent events

    (1) As of December 31, 1995 and 1994, Letters of Credit were issued but not used are summaried as follmws:

                                               December 31
                                   -------------------------------------
        Items                             1994              1994
--------------------------         -----------------    ---------------
 Letters of Credit-Overseas          $549,946.00              -

 Guarantee Deposit                     54,995.00              -

 Letters of Credit-local               15,288.99              -

20. Contract

     The Company has entered a contract of purchase of land and building in order to meet the future needs for business. The Contract is summarized as follows:

     1.Location: Land-Chaocho section, Pingtung County(55,393oT) Building-#1148,
       Chaocho section, Pingtung County (12,468.86oT)

     2.Contractor: Kunli building Co.,Ltd.

     3.Contract price: US$ 42,707.554.23(Tax included)

     4.Title of properties: Except titles of land#33 and #40-27 have not transfered, titles for all the residual have been transferred.

     5.Evaluation:  The fair market value for the land and building is evaluated
       US$ 41,791,623.80

     6.As of December 31,1995, US$ 41,267,763.65 has been paid.

21. Some accounts of financial statements, 1994 were reclassified in order to compile the financial statements for 1995.

                          Independent Auditor's Report

To the Stockholders
QUALYSERVE CONSTRUCTION CO., LTD.

We have audited the accompanying balance sheets of QUALYSERVE CONSTRUCTION CO., LTD. as of December 31, 1994 and 1993, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our resposibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with USA's generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the fianacial statements are free of material misstatements . An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QUALYSERVE CONSTRUCTION CO., LTD. as of December 31, 1995 and 1995 and 1994 and the results of its operations and its cash flows for the years then ended, in conformity with USA's generally accepted accounting principles.



/s/ HORWATH & COMPANY
------------------------------------
HORWATH  &  COMPANY
Certified   Public   Accountants
A  member  of  Horwath International
Kaohsiung, Taiwan, R.O.C.

 April 15, 1996

                        QUALYSERVE CONSTRUCTION CO., LTD.
                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                       (Expressed In United State Dollars)


                                                              1994                              1993
                                                           ----------                      -------------

            A S S E T S                             Amount              %              Amount             %

  CURRENT ASSETS
  Cash and cash equivalents(Notes 2 and 4)       437,091.89           6.80         1,089,464.76         12.48
  Notes and accounts receivable-Net            4,221,168.83          65.71           986,790.76         11.32
    (Notes 2 and 5)
  Other receivable                                28,623.29           0.45             5,918.48          0.07
  Inventories(Notes 2 and 6)                     157,426.04           2.45         5,947,370.66         68.15
  Prepayments                                     20,611.78           0.32           133,620.55          1.53
                                             --------------       --------       --------------      --------
     TOTAL CURRENT ASSETS                      4,864,921.83          75.72         8,163,165.21         93.53
                                             --------------       --------       --------------      --------
  PROPERTY, PLANT AND EQUIPMENT
    Cost                                      1,815,533.35          28.26           731,547.41          8.38
    Less:Accumulated depreciation              (288,763.90)         (4.49)         (202,881.14)        (2.32)
                                             --------------       --------       --------------      --------
  Net Properties(Notes 2 and 7)               1,526,769.45          23.76           528,666.27          6.06
                                             --------------       --------       --------------      --------
  OTHER ASSETS
    Refundable deposits                          33,009.56           0.52            32,389.18          0.37
    Deferred charger                                120.65           0.00             3,281.37          0.05
                                             --------------       --------       --------------      --------
  Total Other Assets                             33,130.21           0.52            35,670.55          0.41
                                             --------------       --------       --------------      --------

       TOTAL ASSETS                           6,424,821.49         100.00         8,727,502.03        100.00
                                             ==============       ========       ==============      ========





                                                         1994                                1993
                                            -----------------------------      ------------------------------
  LIABILITIES AND STOCKHOLDERS' EQUITY           Amount              %              Amount               %
----------------------------------------    --------------       --------      ---------------       --------
CURRENT LIABILITIES
  Short-term loans(Note 8)                      921,904.76          14.35           561,377.24          6.43
  Notes and accounts payable                  1,768,916.11          27.53         1,704,040.68         19.52
  Accrued expenses                              189,177.30           2.94           144,399.48          1.65
  Income tax payable                            150,005.87           2.33             4,069.20          0.05
  Advance from customers(Nete 9)                999,142.59          15.55         4,355,072.46         49.90
                                            --------------       --------      ---------------       --------
     Total Long-term Liabilities              4,029,146.63          62.71         6,768,959.06         77.56
                                            --------------       --------      ---------------       --------
     Total Liabilities                        4,029,146.63          62.71         6,768,959.06         77.56
                                            --------------       --------      ---------------       --------
STOCKHOLDERS' EQUITY
  Capital stock;$10 par value(Note10)         1,940,758.94          30.22         1,940,758.94         22.24
  Legal Surplus(Note2)                              242.76           -                  242.76          -
  Unappropriated earnings(Note11)               385,769.75           6.00          (22,191.85)         (0.25)
  Equity adjustment on translation(Note2)        68,903.41           1.07            39,733.12          0.45

     Total Stockolders' Equity                2,395,674.86          37.29         1,958,542.97         22.44
                                            --------------       --------      ---------------       --------

  TOTAL LIABILITIES & STOCKHOLDERS' EQUITY    6,424,821.49         100.00         8,727,502.03        100.00
                                            ==============       ========      ===============       ========

                        QUALYSERVE CONSTRUCTION Co., Ltd.
                              STATEMENTS OF INCOME
                 For the years ended December 31, 1994 and 1993
                       (Expressed In United State Dollars)

                                               1994                                 1993
                                     ------------------------            ------------------------
                                          Amount             %                 Amount             %
Sales Revenue (Note 2)               $11,246,701.12        100.00          $5,803,537.47        100.00

Cost of Goods Sold                    10,097,015.13         89.78           5,252,811.41         90.51
                                       -------------     ---------            ------------       -------
Gross profit                           1,149,685.99         10.22             550,726.06          9.49

Operation expenses                       506,113.79          4.50             505,646.01          8.71
                                       -------------     ---------            ------------       -------
Income from operations                   643,572.20          5.72              45,080.05          0.78

Non-operating income                      14,440.70          0.13              21,638.45          0.37

Non-operating expenses                   (98,248.61)        (0.87)            (34,496.14)        (0.59)
                                       -------------     ---------            ------------       -------
Income before income tax                 559,764.29          4.98              32,222.36          0.55

Provision for income tax (Note 12)      (151,802.69)        (1.35)             (5,411.06)        (0.09)
                                       -------------     ---------            ------------       -------
Net income after tax                     407,961.60          3.63              26,811.30          0.46
                                       =============     =========            ============       =======
Earnings per share of common stock:

Earnings per share (Notes 17)                 $0.08                                $0.01
                                       =============                           ===========


     The accompanying notes are an integral part of the financial statements
                  (with auditor's report dated April 15, 1996)

                        QUALYSERVE CONSTRUCTION CO., Ltd.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the years ended December 31, 1994 and 1993
                       (Expressed in United State Dollars)


                                       CAPITAL STOCK ISSUED        CAPITAL SURPLUS
                                     -----------------------  ------------------------
                                                               Revaluation  Increment
                                       Shares       Amount    on Properties   Other     Total
                                       ------       ------    -------------   -----     -----
Balance at January 1,1993            $5,200,000 $1,940,758.94   $  -        $  -        $  -

Net income for 1993                          -          -          -           -           -

Effect of Foreign Currency
Translation Changes

Balance at December 31,1993          $5,200,000 $1,940,758.94   $  -        $  -        $  -

Net income for 1994                          -          -          -           -           -

Effect of Foreign Currency
Translation Changes

Balance at December 31,1994          $5,200,000 $1,940,758.94   $  -        $  -        $  -
                                      ===========  =========    =======     =======     =======


                                               RETAINED EARNINGS
                                    -------------------------------------------
                                                  Unappropriated                 Equity Adjustment     Total Stockholders'
                                    Legal Surplus   Earnings         Total        on Translation             Equity
Balance at January 1,1993            $ 242.76      (49,003.15)    (48,760.39)                             1,891,998.55

Net income for 1993                     -           26,811.30      26,811.30                                 26,811.30

Effect of Foreign Currency                                                         $ 39,733.12               39,733.12
Translation Changes

Balance at December 31,1993          $ 242.76      (22,191.85)    (21,949.09)        39,733.12            1,958,542.97

Net income for 1994                     -          407,961.60     407,961.60                                407,961.60

Effect of Foreign Currency                                                           29,170.29               29,170.29
Translation Changes

Balance at December 31,1994          $ 242.76      385,769.75     386,012.51         68,903.41            2,395,674.86
                                      ========    ===========     ==========          =============       ==============

    (The accompanying notes are an integral part of the financial statements with the auditor's report dated April 15, 1996)


                        QUALYSERVE CONSTRUCTION Co., Ltd.
                            STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 1994 and 1993
                       (Expressed In United State Dollars)


 Items                                                   1994           1993
 --------------------------------------             -------------   ------------

1. Cash flows from operating activities
Net income                                          $ 407,961.60     $26,811.30
Adjustments to reconcil net income to
net cash used in operating activities:
    Bad debts                                          39,048.38          -
    Depreciation                                       81,349.73      79,284.35
    Amortization                                        3,184.98       3,316.88
    Decrease(Increase) in notes and                (3,273,852.03)    335,344.52
      accounts receivable
    Decrease(Increase) in other                       (22,704.81)      1,940.27
      receivable
    Decrease(Increase) in inventories               5,789,944.62  (5,207,468.14)
    Decrease(Increase) in prepayments                 113,008.77     (45,946.92)
    Increase in notes and accounts                     64,875.43   1,508,632.44
      payable
    Increase in accrued expenses                       44,777.82      (8,890.53)
    Increase in income tax payable                    145,936.67       4,069.20
    Increase in other payables                             -          56,252.28
    Decrease in advance from customers             (3,355,929.87)  3,004,697.12
    Foreign exchange gain                              34,104.64      16,852.26

    Cash outflows from operating activities        $   71,705.93   ($225,104.97)


2. Cash flows from investing activities
    Acquisitions of fixed assets                  ($1,083,985.94)   ($89,175.77)
    Increase in refundable deposits                      (620.38)       (375.66)

    Cash provided (used) by investing             ($1,084,606.32)   ($89,551.43)
    activities
                                                   --------------  -------------


3. Cash flows from financing activities                 1994            1993
----------------------------------------           --------------  -------------
    Borrowing short-term loans                       $360,527.52    $561,377.25
                                                   --------------  -------------
    Cash provided (used) by financing                $360,527.52    $561,377.25
    activities
                                                   --------------  -------------
4. Net increase (Decrease) in cash                  ($652,372.87)   $246,720.85
    and cash equivalents

5. Cash and Cash equivalents at                     1,089,464.76     842,743.91
    beginning of year
                                                   --------------  -------------
6. Cash and Cash equivalents at end                  $437,091.89  $1,089,464.76
    of year
                                                   ==============  =============
7. Supplementary information of cash flows:

   (1) Interest paid (excluding                      $102,524.00  $   30,155.02
        capitalized interest)
                                                   ==============  =============
   (2) Income tax paid                               $  6,959.67  $    1,234.80
                                                   ==============  =============

    (The accompanying notes are an integral part of the finacial statements with the auditor's report dated April 15, 1996)

                        QIALYSERVE CONSTRUCTION Co., Ltd.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993
                   (Amounts Expressed In United State Dollars,
                         Except Where Otherwise Stated)


1. GENERAL & ORGANIZATION

     Qualyserve  Construction Co., Ltd. (the Company) was incorporated on August
2, 1989. The Company is engaged in manufacture, reporocess, design and Sale of all kinds of industrial Constructions and equipments.

2. ACCOUNTING POLICIES

     The accounting policies of the Company, which conform to accounting principles generally accepted in the Republic of China, are summarized as follows:

(a) CLASSIFICATIONS OF CURRENT AND NON-CURRENT ITEMS

     The time period for classifying items as current or non-current is operating cycle (usually about 1-2 years).

(b) CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, all highly liquid debt instruments purchased with a maturity of three months or less are to be cash equivalents.

(c) ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts, which should be sufficient to cover all possible bad debt losses, is estimated based on the judgement of the management.



(d) INVENTORIES

     Inventories are costed by each of the construction projects and stated at weighted average cost. At end of the years, the inventories are evaluated at lower of cost or market price (LCM).


     Construction in process represents net value by deducting the amount of advance from customers.

(e) DEFERRED CHARGES

     Deferred charges are amortized by the straight-line method over five years.

(f) PROPERTIES

     Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on the straight line method using the guideline service lives prescribed by the government which approximatcly estimated useful lives.

     Interests incurred in the period of construction or purchase of fixed assets are capitalized and carried as a cost of fixed assets.

     Major renewals and betterments are capitalized, while maintenance and repairs are expensed currently.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income. Then the net gain less applicable income tax is transferred from unappropriated earnings to capital surplus in the current year of sale of disposal.

(g) LEGAL SURPLUS AND CAPTIAL SURPLUS

     The Articles of Incorporation of the Company provide that 10% of its annual net income should be set aside as legal surplus until the accumulated surplus have equalled the company's paid-in capital. This legal surplus may be used to offset a deficit. Capital surplus shall not be appropriated for uses other than for offsetting of deficit or transferring to contributed capital.


(h) RECOGNITION METHOD OF SALE

     The Company recognizes the sales revenue by applying the Completed-Contract
Method while the contract will be completed within one year; The other by applying the Percentage of Completion Method.

     Revenues and gains are recognized as most of profit-making processes have been achieved realized or can be realized.

(i) INCOME TAX

     Income tax is provided  based on estimated  income tax  currently  payable.
Adjustments of tax liabilities of prior years are added to or deducted from in the current year's tax provision.

(j) THE EQUITY ADJUSTMENT ON TRANSLATION OF FOREIGN CURRENCY

     Foreign currency  financial report translation based on FASB Article NO.52.
All the assets and debts are all followed the exchange rate on the date of balance sheets. The equity of stockbolder's includes the initial retained earnings according to the balance of the last final preiod and carry forward.
The rest will be exchanged by the historical rate. The dividend will be calculated bt the rate of declare day. Furthermore, the item of profit and loss will follow the rate of weighted average at that period. About the exchange balance after calculation, it will be listed in the equity adjustment in translation of foreign currency in order to be the adjustment item for the stockholder's equity.


 3. ASSETS MORTGAGED OR PLEDGED

        The following assets have been mortgaged or pledged as collaterals for long-term and short-term loans.

                                                          December 31
                                                --------------------------------
          Accounts                                1994                 1993
    -------------------------                 ------------        --------------
    Notes Receivable                           439,878.28          $        -
                                              ------------        --------------
          Total                                439,878.28          $        -
                                              ============        ==============




 4. CASH AND CASH EQUIVALENTS
                                                         December 31
                                               --------------------------------
          Accounts                                1994                1993
    -------------------------                --------------      --------------
        Cash on hand                            5,998.32            9,292.75
        Bank Deposits                         431,093.57        1,080,172.01
                                             --------------      --------------
          Total                               437,091.89        1,089,464.76
                                             ==============      ==============


 5. NOTES AND ACCOUNTS RECEIVABLE-NET

                                                    December 31
                                           --------------------------------
           Accounts                            1994                   1993
    -------------------------            --------------         --------------
    Notes receivable                    $  730,008.64             $488,714.80
    Accounts receivable                  3,530,634.15              498,075.96
                                         --------------         --------------
    Subtotal                            $4,260,642.79             $986,790.76
    Less:Allowance for doubtful
         accounts                          (39,473.96)                  -
                                         --------------          --------------
         Net Amount                     $4,221,168.83             $986,790.76
                                         ==============          ==============


 6. INVENTORIES

                                                      December 31
                                            --------------------------------
           Accounts                          1994                      1993
    -------------------------            --------------           -------------
    Constructions in progress             $402,462.37             $6,067,537.83
    Less: Advance from customers          (245,036.33)              (120,167.17)
                                         --------------           -------------
    Net of inventories                    $157,426.04             $5,947,370.66
                                         ==============           =============



 7. RPOPERTY, PLANT AND EQUIPMENT

                                                     December 31
                                           --------------------------------
              Cost                              1994                   1993
  ----------------------------            --------------         --------------
  Machinery and equipments                 $461,715.45            $453,563.46
  Transportations                           102,240.73             100,435.57
  Miscellaneous equipments                  186,695.07             177,548.38
  Advance payments on land and
    buildings purchases                   1,064,882.10                  -
                                          --------------         --------------
        Sub-total                        $1,815,533.35            $731,547.41
                                          --------------         --------------
     Accumlated depreciation
  ----------------------------
  Machinery and equipments                 $129,711.89             $86,188.47
  Transportations                            67,048.76              49,563.97
  Miscellaneous equipments                   92,003.25              67,128.70
                                          --------------         --------------
        Sub-total                        $  288,763.90            $202,881.14
                                          --------------         --------------
    Net                                  $1,526,769.45            $528,666.27
                                          ==============         ==============


 8.SHORT-TERM LOANS

                                                    Dec. 31 1994
                                           --------------------------------
          Items                              Amount          Interest rate
  ------------------------               --------------      --------------
  Credit loans                            $571,428.57             8.75%
  Mortgaged loans                          350,476.19             9.00%
                                         --------------
          Total                            921,904.76
                                         ==============

                                                     Dec. 31 1993
                                          --------------------------------
          Items                             Amount             Interest rate
  ------------------------              --------------         --------------
  Credit loans                           $561,377.24                  8.75%
                                        --------------
          Total                          $561,377.24
                                        ==============


 9. ADVANCES FROM CUSTOMERS

            Items                    December 31,1994       December 31,1993
  ------------------------          -----------------      -----------------
  Advances from customers             6,486,717.56            4,355,072.46

  Construction in progress            5,487,574.97                   -
                                    -----------------      -----------------
    Net                                 999,142.59,           4,355,072.46
                                    =================      =================


10. CAPITAL STOCK

    Date         Description        Increase Capital         Total Capital
 -----------   ----------------    ----------------        ---------------
  Aug 1989        Set up             $      -               $  206,896.55
  Nov 1990        Cash Stock           722,900.45              929,797.00
  Jan 1991        Cash Stock           295,061.41            1,224,858.41
  Aug 1991        Cash Stock           715,900.53            1,940,758.94
                                                                                                                           4

     Par Value $10, 5,200,000 shares are authorized, 5,200,000 shares in 1994 and 1993, respectively.

11. RETAINED EARNINGS

     The Articles of Incorporation of the Company provide that 10% its annual net income should be set aside as legal surplus until the accumulated reserve has equalled the Company's capital stock This legal surplus may be used to offset deficit.

     The annual net income after setting aside the legal surplus shall be appropriated or dispoed by the stockholders' meeting.

12. INCOME TAX

          Items                        1994            1993
    -------------------------       ----------      -----------
    Provision of income tax        $151,802.69      $ 5,411.06
                                    ----------      -----------
       INCOME TAX                  $151,802.69      $ 5,411.06
                                    ==========      ===========

13. EARNINGS PER SHARE (EPS)

          Items                        1994              1993
    -------------------------     ------------       ------------
    Net income                    $ 407,961.60       $ 26,811.30
    Weighted average number of
      shares outstanding             5,200,000         5,200,000
                                  ------------       ------------
    EARNINGS PER SHARE            $       0.08       $      0.01
                                  ============       ============

14. RELATED PARTY TRANSACTIONS

    (a) Title and relationship of related parties

       Title                         Relationship with the Company
 -------------------------          --------------------------------
  Chan, Chien-Hue                    Former President of the Board of Directors

    (b) Transaction with Related Parties

        (1) Payable to stockholders current: advance from stockholders without interest paid.


                                           Maximum amount     Balance at
     Year         Related Parties         during the Year      Year end
 ------------   ---------------------   ------------------  ---------------
     1994        Chan, Chien-Hue          $ 1,155,720.38     $     -



                              POTENTIALISTICS, INC.
                        (a development stage enterprise)

                              Financial Statements
                                       and
                                Auditor's Report

                                 March 31, 1996
                                       and
                           December 31, 1995 and 1994





                              POTENTIALISTICS, INC.
                        (a development stage enterprise)

                                    CONTENTS



                                                                            Page
                                                                            ----

Report of Independent Certified Public Accountants                             3

Financial Statements

Balance Sheets as of March 31, 1996 and December 31, 1995 and 1994             4

Statements of Operations  for the three months ended March 31, 1996 and the years  ended  December  31,  1995 and 1994 and for the period May 31,  1989
(date of inception) to March 31, 1996                                          5

Statement  of Changes in  Shareholders'  Equity for the three  months ended
March 31, 1996 and the years ended  December  31, 1995 and 1994 and for the
period May 31, 1989 (date of inception) to March 31, 1996                      6

Statements  of Cash Flows for the three months ended March 31, 1996 and the years  ended  December  31,  1995 and 1994 and for the period May 31,  1989
(date of inception) to March 31, 1996                                          8

Notes to Financial Statements                                                  9






               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
Potentialistics, Inc.

We have audited the  accompanying  balance  sheets of  Potentialistics,  Inc. (a
Delaware  corporation and a development  stage enterprise) as of March 31, 1996,
December 31, 1995 and 1994 and the related statements of operations,  changes in shareholders'  equity and cash flows for the three  months and each of the years then  ended,  respectively,  and  for the  period  October  12,  1988  (date  of
inception)   through  March  31,  1996.  These  financial   statements  are  the
responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally   accepted  auditing
standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Potentialistics, Inc. (a development stage enterprise) as of March 31, 1996, December 31, 1995 and 1994, and the results of its operations and its cash flows for the three months and each of the years then ended, respectively, and for the period October 12, 1988
(date of inception) through March 31, 1996, in conformity with generally accepted accounting principles.




                                                 /s/ S.W. HATFIELD + ASSOCIATES
                                                 ------------------------------
                                                 S. W. HATFIELD + ASSOCIATES
Dallas, Texas
May 8, 1996





                              POTENTIALISTICS, INC.
                        (a development stage enterprise)
                                 BALANCE SHEETS
                   March 31, 1996, December 31, 1995 and 1994




                                                                    March 31,       December 31,     December 31,
                                                                     1996              1995             1994
                                                                   ---------         ---------        ---------
ASSETS                                                            $        -        $        -       $        -
                                                                   =========         =========        =========


LIABILITIES                                                       $        -        $        -       $        -
                                                                   ---------         ---------        ---------


SHAREHOLDERS' EQUITY
   Preferred stock - $0.00001 par value.
     10,000,000 shares authorized; none
     issued and outstanding                                                -                -                 -
   Common stock - $0.00001 par value.
     50,000,000 shares authorized.
     25,003,314 issued and outstanding,
     respectively                                                        250              250               250
   Contributed capital                                                 2,694             2,694            2,694
   Deficit accumulated during
     the development stage                                            (2,944)           (2,944)          (2,944)
                                                                   ---------         ---------        ---------

       Total shareholders' equity                                         -                 -                -
                                                                   ---------         ---------        ---------

TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                                           $        -        $        -       $        -
                                                                   =========         =========        =========


  The accompanying notes are an integral part of these financial statements.
                                       4

                              POTENTIALISTICS, INC.
                        (a development stage enterprise)
                            STATEMENTS OF OPERATIONS
                        Three months ended March 31, 1996
                   and years ended December 31, 1995 and 1994
               and the period October 12, 1988 (date of inception)
                             through March 31, 1996

                                                                                                   Period from
                                                                                                 October 12, 1988
                                               Three months                                    (date of inception)
                                                  ended         Year ended         Year ended        through
                                                 March 31,      December 31,       December 31,      March 31,
                                                   1996             1995              1994             1996
REVENUES                                         $    -           $    -            $    -          $     -
                                                  -----            -----             -----            -----

EXPENSES
   Rent and management fees                           -                -                 -            1,100
   Other expenses                                     -                -                 -            1,711
   Amortization of
     organization costs                               -                -                 -              133
                                                  -----            -----             -----            -----

     Total expenses                                   -                -                 -            2,944
                                                  -----            -----             -----            -----

NET LOSS                                         $    -           $    -            $    -          $(2,944)
                                                  =====            =====             =====            =====


Net loss per weighted-average
   share of common stock
   outstanding                                   nil               nil              nil               nil

Weighted-average number
   of shares of common
   stock outstanding                         25,003,314       25,003,314        25,003,314       25,003,314
                                             ==========       ==========        ==========       ==========


The accompanying notes are an integral part of these financial statements.
                                       5

                              POTENTIALISTICS, INC.
                        (a development stage enterprise)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                        Three months ended March 31, 1996
                   and years ended December 31, 1995 and 1994
               and the period October 12, 1988 (date of inception)
                             through March 31, 1996

                                                                               Deficit
                                                                             accumulated
                                                                             during the
                                              Common Stock     Contributed   development
                                            Shares      Amount   capital        stage        Total
Issuance of stock at formation            25,000,000    $250    $    -        $    -      $   250

Capital contributed to
  support development                             -       -         600            -          600

Net loss for the period                           -       -          -           (606)       (606)
                                          ----------- --------   --------      --------     -------

Balances at
  December 31, 1988                       25,000,000     250        600          (600)        244

Capital contributed to
  support development                          3,314      -       2,082            -        2,082

Net loss for the year                             -       -          -           (569)       (569)
                                          ----------- --------   ---------      -------     -------

Balances at
  December 31, 1989                       25,003,314     250      2,682        (1,175)      1,757

Capital contributed to
  support development                             -       -          12            -           12

Net loss for the year                             -       -          -         (1,697)     (1,697)
                                          ----------- --------   ---------      -------     -------

Balances at
  December 31, 1990                       25,003,314     250      2,682        (2,872)         72

Net loss for the year                             -       -          -            (27)        (27)
                                          ----------- --------   ---------      -------     --------

Balances at
  December 31, 1991                       25,003,314     250      2,682        (2,899)         45

Net loss for the year                             -       -          -            (27)        (27)
                                          ----------- --------   ---------      -------     --------

Balances at
  December 31, 1992                       25,003,314    $250     $2,682       $(2,926)      $  18
                                          =========== ========   =========      =======     ========


                                  - Continued -


  The accompanying notes are an integral part of these financial statements.
                                        6

                              POTENTIALISTICS, INC.
                        (a development stage enterprise)
            STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY - CONTINUED
                        Three months ended March 31, 1996
                   and years ended December 31, 1995 and 1994
               and the period October 12, 1988 (date of inception)
                             through March 31, 1996

                                                                        Deficit
                                                                      accumulated
                                                                       during the
                                     Common Stock       Contributed   development
                                   Shares     Amount      capital        stage         Total
Balances at
  December 31, 1992              25,003,314     $250       $2,682         $(2,926)     $    18

Net loss for the year                    -        -            -              (18)         (18)
                                 -----------   -------    --------       ---------     ---------

Balances at
  December 31, 1993              25,003,314      250        2,682          (2,944)          -

Net loss for the year                    -        -            -               -            -
                                 -----------   -------    --------       ---------     ---------

Balances at
  December 31, 1994              25,003,314      250        2,682          (2,944)          -

Net loss for the year                    -        -            -               -            -
                                 -----------   -------    --------       ---------     ---------

Balances at
  December 31, 1995              25,003,314      250        2,682          (2,944)          -

Net loss for the period                  -        -            -               -            -
                                 -----------   -------    --------       ---------     ---------

Balances at
 March 31, 1996                  25,003,314     $250       $2,682         $(2,944)     $    -
                                 ===========   =======    ========       =========     =========



   The accompanying notes are an integral part of these financial statements.
                                        7

                              POTENTIALISTICS, INC.
                        (a development stage enterprise)
                            STATEMENTS OF CASH FLOWS
                        Three months ended March 31, 1996
                   and years ended December 31, 1995 and 1994
               and the period October 12, 1988 (date of inception)
                             through March 31, 1996

                                                                           Period from
                                                                         October 12, 1988
                                         Three                              (date of
                                         months     Year        Year        inception)
                                         ended     ended       ended        through
                                       March 31, December 31, December 31,  March 31,
                                         1996      1995        1994           1996
CASH FLOWS FROM
  OPERATING ACTIVITIES
     Net loss for the period            $   -     $   -      $   -         $(2,944)
     Adjustments to reconcile
       net loss to net cash
       provided by operating
       activities
         Payment of
           organization costs               -         -          -            (133)
         Amortization of
           organization costs               -         -          -             133
                                          -----     -----      -----         ------

Net cash used in operating activities       -         -          -           (2,944)
                                          -----     -----      -----         ------


CASH FLOWS FROM
   INVESTING ACTIVITIES                     -         -          -               -
                                          -----     -----      -----         ------


CASH FLOWS FROM
   FINANCING ACTIVITIES
     Issuance of common stock               -         -          -              250
     Capital contributed to
       support development                  -         -          -            2,694
                                          -----     -----      -----         ------

Net cash used in financing activities       -         -          -            2,944
                                          -----     -----      -----         ------

INCREASE IN CASH                            -         -          -               -

Cash at beginning of period                 -         -          -               -
                                          -----     -----      -----         ------

Cash at end of period                   $   -     $   -      $   -           $   -
                                          =====     =====      =====         ======

SUPPLEMENTAL DISCLOSURE
   OF INTEREST AND INCOME
   TAXES PAID
     Interest paid for the period       $   -     $   -      $   -           $   -
                                          =====     =====      =====         ======
     Income taxes paid for the period   $   -     $   -      $   -           $   -
                                          =====     =====      =====         ======


  The accompanying notes are an integral part of these financial statements.
                                        8

                              POTENTIALISTICS, INC.
                        (a development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS



NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

Potentialistics, Inc. (Company) was incorporated on October 12, 1988, under the laws of the State of Delaware, as a wholly-owned subsidiary of Texas American Group, Inc., a publicly-owned corporation (TAG). TAG caused the Company to register 1,585,733 shares of its initial 25,000,000 issued and outstanding shares of common stock with the Securities and Exchange Commission on Form S-18. TAG then distributed the registered shares to TAG shareholders. The Company has had no substantial operations or substantial assets since inception. The business purpose of the Company is to seek out and obtain a merger, acquisition or outright sale transaction whereby the Company's shareholders will benefit. The Company has not engaged in any negotiations from inception and has not undertaken any steps to initiate the search for a merger or acquisition candidate.

The Company is considered in the development stage and, as such, has generated no significant operating revenues and has incurred cumulative operating losses of approximately $3,000.

The Company's majority shareholder has continued to maintain the corporate status of the Company and provides all nominal working capital support on the Company's behalf. Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority shareholder's continuing support. The majority shareholder intends to continue the funding of nominal necessary expenses to sustain the corporate entity.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Cash and cash equivalents

     The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.   Income taxes

     The Company files its own separate federal income tax return. The Company has no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods.

3.   Loss per share

     Loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock and common stock equivalents, if any, outstanding during the year/period.

NOTE C - RELATED PARTY TRANSACTIONS

For the period October 12, 1988 (date of inception) through December 31, 1989, TAG provided office space and management services to the Company for a monthly fee. Total expenses under this arrangement aggregated $1,100 for the cumulative period.

ITEM 14.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         The Company's independent auditor for the fiscal years ended December 31, 1995, 1994 and 1993 was Scott Hatfield + Associates.

         The accounting firm of Scott Hatfield + Associates was dismissed on March 31, 1996. During the fiscal year ended December 31, 1996, and the interim period subsequent to December 31, 1996, there have been no disagreements with Scott Hatfield + Associates on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable events. Registrant has requested that Scott Hatfield + Associates furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.

         The Company engaged the accounting firm of Horwath & Co., CPAS. as independent auditors for the Company, effective as of February 10, 1996. During the fiscal years ended December 31, 1995 , 1994 and 1993 and the interim period subsequent to December 31, 1995, there have been no consultations with Horwath & Co., CPAS on any matter of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

ITEM 15.


                        FINANCIAL STATEMENTS AND EXHIBITS

(a)  The financial  statements filed as part of this  Registration  Statement as
     Item 13 are listed in the Index to Financial Statements contained therein.

(b)  The  following  documents  are  filed  as  exhibits  to  this  Registration
     Statement:

     2.1 Stock Purchase Agreement dated May 6, 1996 by and among the Company, Goung Hei Investment Co., Ltd. and Halter Capital Corporation.*
     2.2 Stock Exchange Agreement dated April 15, 1996 by and among the Company, Goung Hei Investment Corporation and Qualyserve Construction Co., Ltd. *
     3.1  Articles of Incorporation of the Company, as amended to date. *
     3.2  Bylaws of the Company.*
     4.1  Specimen Common Stock Certificate.*
     10.1 Leases for Properties.*

     *    to be filed by amendment.

                                   SIGNATURES


         In accordance with Section 12 of the Securities Exchange Act of 1934, the Company caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 23, 1996                GOUNG HEI INVESTMENT CO., LTD.

                                        /s/ Tsung-Chun, Chiu
                                    By:______________________________________
                                       Tsung-Chun, Chiu, Chief Financial Officer